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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

REGIS CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 25, 2012

TO THE SHAREHOLDERS OF REGIS CORPORATION:

        The Annual Meeting of the Shareholders of Regis Corporation (referred to as "we," "us," "our," "Regis" and the "Company") will be held at our executive offices located at 7201 Metro Boulevard, Edina, Minnesota 55439, on October 25, 2012 commencing at 9:00 a.m., for the following purposes:

  1.
  To elect eight directors to serve for a one-year term and until their successors are elected and qualified;

  2.
  To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm;

  3.
  To approve, on an advisory basis, the compensation of our named executive officers (referred to as the "Say-on-Pay" proposal); and

  4.
  To transact such other business, if any, as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only holders of record of our Common Stock at the close of business on August 28, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        Whether or not you plan to attend the Annual Meeting in person, please submit your proxy by telephone or through the Internet in accordance with the voting instructions provided to you. If you requested a paper copy of the proxy card by mail, you may also date, sign and mail the proxy card in the postage-paid envelope that is provided with your proxy card. Should you nevertheless attend the Annual Meeting, you may revoke your proxy and vote in person.

        If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the record holder that you must follow in order for your shares to be voted. If you plan to attend the Annual Meeting and hold shares in your name, please be prepared to provide proper identification, such as a driver's license. If you hold your shares through a bank or broker, you will need proof of ownership, such as a recent account statement or letter from your bank or broker, along with proper identification in order to attend the Annual Meeting. If you hold your shares through a bank or broker and intend to vote your shares at the Annual Meeting, you will need to provide a legal proxy from your broker.

By Order of the Board of Directors

Eric A. Bakken Secretary
September 14, 2012

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 25, 2012

        This Proxy Statement is furnished to shareholders of REGIS CORPORATION, a Minnesota corporation (the "Company"), in connection with the solicitation on behalf of our Board of Directors (the "Board") of proxies for use at the annual meeting of shareholders to be held on October 25, 2012, and at any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

        The address of our principal executive office is 7201 Metro Boulevard, Edina, Minnesota 55439.

Availability of Proxy Materials

        As permitted by rules adopted by the Securities and Exchange Commission ("SEC"), we are making our proxy materials, which include our Notice and Proxy Statement and Annual Report on Form 10-K, available to our shareholders over the Internet. We believe that this e-proxy process expedites our shareholders' receipt of proxy materials and lowers the costs and reduces the environmental impact of our annual meeting. In accordance with such SEC rules, we will send shareholders of record as of the close of business on August 28, 2012 a Notice of Internet Availability of Proxy Materials (the "Notice"), which mailing will commence on or about September 14, 2012. The Notice contains instructions on how shareholders can access our proxy materials and vote their shares over the Internet. If you would like to receive a printed copy of our proxy materials from us instead of downloading them from the Internet, please follow the instructions for requesting such materials included in the Notice.

Solicitation and Revocation of Proxies

        In addition to the use of the mails, proxies may be solicited personally or by mail, telephone, fax, email, Internet or other electronic means by our directors, officers and regular employees who will not be additionally compensated for any such services. Proxies may also be solicited by means of press releases and other public statements.

        We will pay all solicitation expenses in connection with the Notice and this Proxy Statement and any related proxy soliciting material of the Board, including the expense of preparing, printing, assembling and mailing such material.

        Proxies to vote at our annual meeting are solicited on behalf of the Board. Any shareholder giving a proxy may revoke it at any time before it is exercised by attending the annual meeting and revoking it or by providing written notice of revocation or by submitting another proxy bearing a later date to our Secretary at the address set forth above. Such proxies, if received in time for voting and not revoked, will be voted at the annual meeting in accordance with the specifications indicated thereon.

If You Hold Your Shares in "Street Name"

        If you hold your shares in "street name," i.e., through a bank, broker or other holder of record (a "custodian"), your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to "non-discretionary" items, such as the election of directors and the

Say-on-Pay proposal. Accordingly, we urge you to promptly give instructions to your custodian to vote on these matters, including an instruction to vote "For" the director nominees, by following the instructions provided to you by your custodian. Please note that if you intend to vote your street name shares in person at the annual meeting, you must provide a "legal proxy" from your custodian at the annual meeting.

 VOTING RIGHTS AND REQUIREMENTS

        Only shareholders of record as of the close of business on August 28, 2012, will be entitled to sign proxies or to vote. On that date, there were 57,407,321 shares issued, outstanding and entitled to vote. Each share of Common Stock is entitled to one vote. A majority of the outstanding shares present in person or by proxy at the meeting is required to transact business, and constitutes a quorum for voting on items at the meeting. If you vote, your shares will be part of the quorum. Abstentions and broker non-votes will be counted as being present at the meeting in determining the quorum, but neither will be counted as a vote in favor of a matter. A "broker non-vote" is a proxy submitted by a bank, broker or other custodian that does not indicate a vote for some of the proposals because the broker does not have or does not exercise discretionary voting authority on certain types of proposals and has not received instructions from its client as to how to vote on those proposals.

Vote Required

        Election of Directors—The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy and entitled to vote at this annual meeting is required for the election to the Board of each of the nominees for director. Shareholders do not have the right to cumulate their votes in the election of directors. "Plurality" means that the individuals who receive the greatest number of votes cast "For" are elected as directors.

        Ratification of Auditors—The affirmative vote of the holders of the greater of (1) a majority of the shares of our Common Stock present in person or by proxy and entitled to vote on the proposal or (2) a majority of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at the meeting is required for approval of Item 2, ratification of the appointment of our independent registered public accounting firm. A shareholder who abstains with respect to this proposal will have the effect of casting a negative vote on this proposal.

        Say-on-Pay—The advisory vote on executive compensation in Item 3 is not binding on us; however, we will consider the shareholders to have approved our executive compensation if the number of shares voted "For" the proposal exceed the number of shares voted "Against" the proposal. A shareholder who abstains with respect to this proposal will have no effect on its outcome.

        Routine Versus Non-Routine Matters.    Brokers cannot vote on their customers' behalf on "non-routine" proposals such as Item 1, the election of directors, and Item 3, the advisory vote on executive compensation. Because brokers require their customers' direction to vote on such non-routine matters, it is critical that shareholders provide their brokers with voting instructions. On the other hand, Item 2, ratification of the appointment of our independent registered public accounting firm, is a "routine" matter for which your broker does not need your voting instruction in order to vote your shares.

        Effect of Broker Non-Votes.    If you hold your shares in street name and do not provide voting instructions to your bank, broker or other custodian, your shares will not be voted on any proposal on which your broker does not have or does not exercise discretionary authority to vote (a "broker non-vote"), such as may be the case with a non-routine matter for which you do not provide voting instructions. A broker non-vote on any of the proposals presented at the annual meeting will have no effect on the outcome of the proposal.

 ITEM 1
ELECTION OF DIRECTORS

        Eight directors are to be elected at this annual meeting, each to hold office for one year until the 2013 annual meeting of shareholders. Based upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated the eight persons named below for election as directors. All of the Board's nominees are currently directors of Regis and each nominee has consented to serve if elected.

        Unless authority to vote is withheld, proxies submitted will be voted for the election of the Board's nominees named herein as directors of Regis. If for any reason a nominee becomes unable to serve or for good cause will not serve if elected, the Nominating and Corporate Governance Committee may designate substitute nominees, in which event the shares represented by proxies returned to us will be voted for such substitute nominees. If the Nominating and Corporate Governance Committee designates any substitute nominees, we will file an amended proxy statement that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the revised proxy statement and to serve if elected, and includes certain biographical and other information about such nominees required by SEC rules.

        The following table contains certain information with respect to the director nominees:

Name and Age	Position
Daniel G. Beltzman (37)	Director
Joseph L. ("Joel") Conner (61)	Chairman of the Board
James P. Fogarty (44)	Director
Daniel J. Hanrahan (55)	President and Chief Executive Officer, Director
Michael J. Merriman (56)	Director
Jeffrey C. Smith (40)	Director
Stephen E. Watson (67)	Director
David P. Williams (51)	Director

Mr. Daniel G. Beltzman, age 37, Director, Director Since 2012

        Mr. Beltzman was elected a director of Regis in August 2012. Mr. Beltzman currently serves as a Managing Member of Birch Run Capital, LLC, a financial investment advisory firm, a position he has held since he co-founded Birch Run in May 2006. Prior to managing investments, Mr. Beltzman worked at both Deutsche Bank Securities, Inc. and Bank of America Securities, LLC focusing on equity research and mergers and acquisitions. Thereafter he founded an entrepreneurial venture that provided services to help European builders more efficiently manage their supply chains. Mr. Beltzman also worked with a boutique investment firm that specializes in joint venture equity and mezzanine debt for real estate ventures. Mr. Beltzman has spent the last ten years managing assets and during that time he has critically studied the businesses of public companies and has developed expertise in capital allocation.

        During the course of Birch Run's investment analysis of Regis, it engaged in several discussions with management and certain directors regarding Regis' strategic direction and the opportunities to enhance shareholder value. Thereafter, members of the Board engaged in discussions with Mr. Beltzman about his potential nomination for election to the Board. The Board subsequently nominated Mr. Beltzman as a director because of the Board's belief that Mr. Beltzman's financial experience and expertise will contribute valuable insights to the Board. In addition, Mr. Beltzman, as an affiliate of Birch Run Capital, which owned approximately 10.4% of the Company's common stock on August 28, 2012, brings an additional perspective as a shareholder of the Company. The Board also considered Birch Run's strong support of the Company's strategy to enhance value for the Company's shareholders by focusing on the Company's core operations.

Mr. Joel Conner, age 61, Director, Director Since 2010

        Mr. Conner was elected a director of Regis in 2010, and was appointed Chairman of the Board effective May 1, 2012. Mr. Conner currently serves as the Chairman and Chief Executive Officer of Bellisio Foods, a privately-held frozen entree company with exports to 12 countries worldwide. Mr. Conner has been with Bellisio Foods since it was founded in 1990, and prior to becoming CEO was instrumental in leading the company's international development and many of its strategic partnerships. Prior to joining Bellisio Foods, Mr. Conner was the co-founder and director of Cornell Associates, which provided financial management and consulting services to the hotel and restaurant industry worldwide. Prior to Cornell, Mr. Conner served as the Chief Marketing Officer for ServiceMaster Industries.

        Mr. Conner is a former director of Republic Banks and has been involved in dozens of successful start-up and turnaround companies, both public and private. He has served on the board of directors or advisory board of numerous organizations in real estate, restaurant management, professional sports, and manufacturing. Mr. Conner recently served for two years as the Chairman of the Board of Directors of Students in Free Enterprise (SIFE), where he has served as a board member for 17 years, and as a director of the Page Foundation. Mr. Conner is also a past chairman of Children's HeartLink. Mr. Conner's various business leadership experiences allow him to make meaningful contributions to the many strategic and operational issues considered by our Board.

Mr. James P. Fogarty, age 44, Director, Director Since 2011

        Mr. Fogarty was elected a director of Regis in October 2011. Mr. Fogarty is Chief Executive Officer and a Director of Orchard Brands, a multi-title catalog and internet retailer, a position he has held since November 2011. Prior to that, Mr. Fogarty was a private investor from November 2010 to November 2011. From April 2009 until November 2010, Mr. Fogarty was President, Chief Executive Officer and Director of Charming Shoppes, Inc., a multi-brand, specialty apparel retailer. Prior to that, Mr. Fogarty was a Managing Director of Alvarez & Marsal ("A&M"), an independent global professional services firm, from August 1994 until April 2009. He was also a member of A&M's Executive Committee for North America Restructuring. During his tenure at A&M, Mr. Fogarty most recently served as President and Chief Operating Officer of Lehman Brothers Holdings (subsequent to its Chapter 11 bankruptcy filing) from September 2008 until April 2009. From September 2005 through February 2008, Mr. Fogarty was President and Chief Executive Officer of American Italian Pasta Company, the largest producer of dry pasta in North America. He served as the Chief Financial Officer of Levi Strauss & Co., a brand-name apparel marketer, from 2003 until 2005. From December 2001 through September 2003, he served as Senior Vice President and Chief Financial Officer and for a period as a Director of The Warnaco Group, a global apparel maker, which emerged from bankruptcy in early 2003 after completing a successful turnaround during his tenure.

        Mr. Fogarty's operational and turnaround experience allows him to make significant contributions to the Board, particularly during this time of transition at the Company. He has significant executive officer and director experience at a variety of public and private companies, including companies in the specialty retail industry, which provides meaningful industry expertise to the Board. Mr. Fogarty was initially identified as a candidate for director by Starboard Value, a shareholder of the Company.

Mr. Daniel J. Hanrahan, age 55, President and Chief Executive Officer, Director, Director Since 2012

        Mr. Hanrahan is the President and Chief Executive Officer of the Company, and a member of the Company's Board of Directors, which positions he has held since August 6, 2012. Prior to joining the

Company, he served as President of Celebrity Cruises at Royal Caribbean Cruises Ltd., a global cruise vacation company, since February 2005, and as its President and Chief Executive Officer since September 2007. Mr. Hanrahan served as President and Chief Executive Officer of Azamara Cruises at Royal Caribbean from February 2005 to July 2009. From 1999 until February 2005, Mr. Hanrahan served in a variety of positions with the Royal Caribbean International brand, including Senior Vice President, Sales and Marketing. Mr. Hanrahan has served on the board of directors of Cedar Fair, L.P., an amusement-resort operator, since 2012, and is a member of its Audit Committee.

        The Board chose to nominate Mr. Hanrahan as a director in connection with his appointment as President and Chief Executive Officer since he will, in such capacity, have a deep understanding of the Company's operations, strategy, results of operations and financial condition, as well as issues affecting the Company's industry, and will need to share responsibility with the Board for guiding the direction of the Company. Mr. Hanrahan's prior operational background and his extensive experience across a wide spectrum of consumer-facing brands enable him to provide important insights to the Board related to the Company's strategy to improve the salon experience.

Mr. Michael J. Merriman, age 56, Director, Director Since 2011

        Mr. Merriman was elected a director of Regis in October 2011. Mr. Merriman has been an operating advisor with Resilience Capital Partners, LLC, a private equity firm, since July 1, 2008. From November 2006 until its sale in November 2007, Mr. Merriman served as Chief Executive Officer of The Lamson & Sessions Co., a publicly held manufacturer of thermoplastic conduit, fittings and electrical switch and outlet boxes. Prior to joining Lamson & Sessions, Mr. Merriman served as the Senior Vice President and Chief Financial Officer of American Greetings Corporation, a publicly held creator and manufacturer of innovative social expression products, from September 2005 until November 2006. He served as the President and Chief Executive Officer of Royal Appliance Mfg. Co., a publicly held manufacturer and marketer of Dirt Devil vacuum cleaners, from 1995 until April 2004, was its Chief Financial Officer from 1992 to 1995, and served on the board of directors from 1993 to 2004. Mr. Merriman has served as a director of American Greetings Corporation since 2006, Nordson Corporation, a publicly held manufacturer of equipment used for precision dispensing, testing and inspection, surface preparation and curing, since 2008, and OMNOVA Solutions Inc., a publicly held innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces, since 2008. Mr. Merriman also served as a director of RC2 Corporation, a publicly held manufacturer of pre-school toys and infant products, from 2004 until its sale in April 2011.

        The Board chose to nominate Mr. Merriman as a director because of his financial acumen, his significant public accounting experience, his experience as a chief executive officer of other publicly traded companies, his service on boards of directors of other publicly traded companies and his retail experience. Mr. Merriman has significant finance, financial reporting and accounting expertise and was formerly a certified public accountant with Arthur Andersen & Co., which will provide the Board with valuable expertise and qualifies him as an audit committee financial expert. In addition, the Board believes that his wide range of management experience at various public companies will allow him to provide valuable insight into the Company's operations as well as its interactions with investors and financial analysts.

Mr. Jeffrey C. Smith, age 40, Director, Director Since 2011

        Mr. Smith was elected a director of Regis in October 2011. Mr. Smith has served as Managing Member, Chief Executive Officer and Chief Investment Officer of Starboard Value LP since its inception in February 2011. Prior to founding Starboard Value, Mr. Smith was a Partner Managing Director of Ramius LLC, a subsidiary of Cowen Group, Inc., and the Chief Investment Officer of Ramius Value and Opportunity Master Fund Ltd. Mr. Smith was also a member of Cowen's Operating Committee and Cowen's Investment Committee. Prior to joining Ramius LLC in January 1998, he served as Vice President of Strategic Development for The Fresh Juice Company, Inc. Previously, Mr. Smith served as a member of the Board of Directors of Surmodics, Inc., a leading provider of drug delivery and surface modification technologies to the healthcare industry, from January 2011 to August 2012, and as a member of the Board of Directors of Zoran Corporation, a leading provider of digital solutions in the digital entertainment and digital imaging market, from March 2011 until its merger with CSR plc in August 2011. Mr. Smith was the Chairman of the Board of Phoenix Technologies Ltd., a provider of core systems software products, services and embedded technologies, from November 2009 until the sale of the company to Marlin Equity Partners in November 2010. He also served as a director of Actel Corporation, a provider of power management solutions, from March 2009 until its sale to Microsemi Corporation in October 2010. Mr. Smith has also served as a member of the Board of Directors of S1 Corporation, Kensey Nash Corp., The Fresh Juice Company, Inc., and Jotter Technologies, Inc., an internet infomediary company. Mr. Smith served as a member of the Management Committee for Register.com, which provides internet domain name registration services. He began his career in the Mergers and Acquisitions department at Société Générale. Mr. Smith is a General Securities Registered Representative.

        Mr. Smith's experience with various investment firms has given him significant experience evaluating companies from a financial, operational and strategic perspective, with a focus on identifying opportunities for value creation. These perspectives are particularly important to the Board during this current time of transition as the Company has implemented various initiatives to focus on the Company's core business and evaluate additional opportunities to create value for the Company's shareholders. As a representative of Starboard Value, which beneficially owned approximately 5.4% of the Company's common stock on August 28, 2012, he also brings the perspective of a shareholder of the Company. His prior experience in various management roles also enables Mr. Smith to provide the Board with valuable financial and executive insights. Mr. Smith was initially identified as a candidate for director by Starboard Value, a shareholder of the Company.

Mr. Stephen E. Watson, age 67, Director, Director Since 2008

        Mr. Watson was elected a director of Regis in 2008. Mr. Watson brings to the Board nearly 40 years of executive and director experience in the retail industry. From 1973 through 1996, Mr. Watson held various executive officer positions with Dayton Hudson Corporation, including Chairman and Chief Executive Officer of Dayton Hudson Department Stores Co. and President of Dayton Hudson Corporation. From 1972 to 1996, Mr. Watson held various executive officer positions, including President and Chief Executive Officer of the Department Store Division. From 1997 until his retirement in 2002, Mr. Watson was President and Chief Executive Officer of Gander Mountain Company, a privately held retailer for outdoor sports and recreation activities. In addition to serving as a director of Regis, Mr. Watson is currently also a director of Kohl's Corporation, a specialty, family-focused, value-oriented department store, where he serves as Lead Director and Chairman of the Audit Committee, and of Chico's FAS, Inc., a women's specialty retailer of private branded, sophisticated clothing and accessories where he serves on the Audit and the Compensation and Benefits Committees. From 1997 through December 2005, Mr. Watson was a director of ShopKo Stores, Inc., an operator of general merchandise stores. From 2004 through May 2007, Mr. Watson was a director of Smart & Final, Inc., an operator of grocery stores. He also served on the boards of Norwest Bank from 1990 to 1996, Target Corporation from 1991 to 1996, Retek Inc. from November 1999 to 2004, and Eddie Bauer Holdings, Inc. from 2005 to 2009.

        Mr. Watson's experience as the leading senior executive officer of several complex and specialty retail businesses, his experience as a director of other retail-oriented public companies, and his broad-based knowledge in the areas of retail operations, corporate finance, accounting, marketing and merchandise procurement, bring significant value to our Board. He also contributes a wealth of knowledge and experience of serving on the boards of several public retail companies where he has also served as an audit and governance committee chair.

Mr. David P. Williams, age 51, Director, Director Since 2011

        Mr. Williams was elected a director of Regis in October 2011. Mr. Williams currently serves as the Executive Vice President and Chief Financial Officer of Chemed Corporation, a provider, through its subsidiaries, of hospice care, and repair and maintenance services. Mr. Williams has served as Chemed's Chief Financial Officer since February 2004. From 1998 until 2004, Mr. Williams was the Senior Vice President and Chief Financial Officer of the Roto-Rooter Group, a leading provider of commercial and residential plumbing and drain cleaning services. Prior to that, Mr. Williams was the Chief Financial Officer of Chemed's Omnia Group subsidiary, a manufacturer of disposable healthcare products, and prior to that was Senior Vice President and Chief Financial Officer of Omnicare's Veratex Group, a national distributor of disposable medical, dental and pharmaceutical products. Prior to joining Chemed, Mr. Williams was with Price Waterhouse in their Comprehensive Professional Services Group.

        Mr. Williams' depth of experience in various senior executive roles of public and private companies and his significant accounting and financial expertise enable him to provide meaningful contributions to the oversight of financial and accounting matters at the Company, and qualifies him as an audit committee financial expert. Mr. Williams was initially identified as a candidate for director by Starboard Value, a shareholder of the Company.

The Board unanimously recommends that you vote FOR the election of each of the director nominees.

CORPORATE GOVERNANCE

        The Board believes that good corporate governance is paramount to ensure that we are managed for the long-term benefit of our shareholders. As part of our ongoing efforts to constantly improve corporate governance, the Board and management have undertaken a number of initiatives to improve our corporate governance policies and practices. Below is a summary of the key corporate governance initiatives undertaken by the Board during fiscal 2012:

Corporate Governance Initiatives in Fiscal 2012

  •
  Election of New Directors—Six of our eight current directors joined our Board at or after the 2011 annual meeting of shareholders. All of them are independent, other than our new President and Chief Executive Officer, and four of them were identified as candidates by, or in coordination with, our shareholders.

  •
  Appointment of Independent Chairman of the Board—We appointed Joel Conner, an independent director, as Lead Director in October 2011 and then as independent Chairman of the Board effective May 1, 2012.

  •
  Completion of CEO Search and Additions to Management Team—Our Board completed a robust CEO search process, which resulted in the appointment of Daniel Hanrahan as our President and Chief Executive Officer effective August 6, 2012. We have also added key talent to our management team in the areas of real estate, franchising, marketing and information management.

  •
  Review of Related Party Transactions—Our Board undertook a thorough review and analysis of all related party transactions, which resulted in the termination and/or restructuring of many of those transactions. See "Certain Relationships and Related Transactions" below for more information.

  •
  Overhaul of Executive Compensation—Our Compensation Committee retained a new executive compensation consultant and restructured our executive compensation programs. The key changes to our executive compensation program are described below in more detail under "Compensation Discussion and Analysis" and include:

  •
  Freezing of supplemental retirement benefit program as of June 30, 2012;

  •
  Elimination of tax gross-ups on supplemental life insurance and other perquisites;

  •
  Reduction in the amount of severance provided in the event of termination following a change in control;

  •
  Elimination of excise tax gross-ups for "excess parachute" payments; and

  •
  Introduction of performance-based long-term equity incentives.

        Shareholders and other interested persons may view our Corporate Governance Guidelines on our website at www.regiscorp.com. This information is also available in printed form free of charge to any shareholder who requests it by writing to our Corporate Secretary at Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that applies to all of our employees, directors and officers, including our President and Chief Executive Officer, Chief Financial Officer, principal accounting officer or controller and other senior financial officers. The Code of Ethics, as applied to our principal financial officers, constitutes our "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is our "code of business conduct and ethics" within the meaning of the listing standards of the New York Stock Exchange ("NYSE"). The Code of Ethics is posted on our website at www.regiscorp.com. You may request copies, which will be provided free of charge, by writing to Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439. We intend to promptly disclose future amendments to certain provisions of our Code of Ethics, and any waivers of provisions of the Code of Ethics that are required to be disclosed under the rules of the SEC or under the listing standards of the NYSE, at the same location on our website.

Director Orientation and Continuing Education

        Our Nominating and Corporate Governance Committee and the Board oversee the orientation and continuing education of our directors.

Director Independence

        With the adoption of our Corporate Governance Guidelines, the Board established independence standards in accordance with the requirements of the NYSE corporate governance rules. To be considered independent under the NYSE rules, the Board must affirmatively determine that a director or director nominee does not have a material relationship with us (directly, or as a partner, shareholder or officer of an organization that has a relationship with us). In addition, no director or director nominee may be deemed independent if the director or director nominee has in the past three years:

  •
  received (or whose immediate family member has received) more than $100,000 per year in direct compensation from us, other than director or committee fees;

  •
  been an employee of ours;

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  had an immediate family member who was an executive officer of ours;

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  been (or whose immediate family member has been) an affiliate or employee of a present or former internal or independent auditor of Regis;

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  been (or whose immediate family member has been) employed as an executive officer of another company whose compensation committee within the past three years has included a present executive officer of Regis; or

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  is currently an employee or executive officer (or has an immediate family member who is an executive officer) of another company that makes payments to us, or receives payments from us, for property or services in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such other company's consolidated gross revenues.

        Under our director independence standards described above, the Board has determined that each director, with the exception of Mr. Hanrahan, our President and Chief Executive Officer, is independent. Accordingly, a supermajority of our Board members is independent.

Communications with the Board

        Shareholders and other interested parties who wish to contact the Board, any individual director or the non-management or independent directors as a group, are welcome to do so by writing to our Corporate Secretary at the following address: Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

        Comments or questions regarding our accounting, internal controls or auditing matters will be referred to members of the Audit Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to members of the Nominating and Corporate Governance Committee.

Executive Sessions of Non-Management and Independent Directors

        In order to promote open discussion among non-management directors, the Board has implemented a policy of conducting executive sessions of non-management directors in connection with each regularly scheduled Board meeting. Shareholders may communicate with the non-management directors as a group by following the procedures described above under "Communications with the Board."

        The Chairman of the Audit Committee presides over executive sessions of the independent and non-management directors. Shareholders may communicate with the presiding director or the independent and non-management directors as a group by following the procedures described above under "Communications with the Board."

Committees of the Board

        The Board has three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

        The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee may be viewed on our website at www.regiscorp.com under "Corporate Governance." The charters are also available in printed form free of charge to any shareholder who requests them by writing to our Secretary at 7201 Metro Boulevard, Edina, Minnesota 55439. The charters include information regarding the committees' composition, purpose and responsibilities.

        The Board has determined that all members of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualify as independent directors as defined under the NYSE corporate governance rules.

        The Board committees have responsibilities as follows:

Audit Committee

        The Audit Committee assists the Board in discharging its oversight responsibility to the shareholders and investment community regarding: (i) the integrity of our financial statements and financial reporting processes; (ii) our internal accounting systems and financial and operational controls; (iii) our audit, accounting and financial reporting processes; (iv) the engagement, qualifications and independence of the independent auditor; (v) the performance of our internal audit activities; and (vi) compliance with our ethics programs, including the Code of Ethics, our whistle-blower policy, and legal and regulatory requirements.

        In carrying out these duties, the Audit Committee maintains free and open communication between the Board, the independent auditor and our management. The Audit Committee meets with management and the independent auditor at least quarterly.

        In addition, the Audit Committee conducts quarterly meetings or conference calls with management and the independent auditor prior to our earnings releases to discuss the results of the independent auditor's quarterly reviews and fiscal year-end audit.

        The Board has determined that all members of the Audit Committee meet the NYSE definitions of independence and financial literacy for Audit Committee members. In addition, the Board has determined that Michael Merriman and David Williams, each of whom is an independent director, are audit committee financial experts for purposes of the SEC rules and possess accounting or related financial management expertise required by the NYSE. Members serving on the Audit Committee do not currently serve on the audit committees of more than three public companies.

Compensation Committee

        The primary responsibilities of the Compensation Committee are (i) to determine and approve, or make recommendations to the Board with respect to, the compensation and benefits packages of all executive officers; and (ii) to consider and recommend incentive compensation and equity-based plans. Additional information about the responsibilities of the Compensation Committee is provided below under "Executive Compensation—Compensation Discussion and Analysis."

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee discharges the Board's responsibilities related to general corporate governance, including Board organization, membership and evaluation. It also reviews and recommends to the Board corporate governance principles and presents qualified individuals for election to the Board. Finally, this committee oversees the evaluation of the performance of the Board and each standing committee of the Board. For further information regarding our director nomination process, see "Director Nomination Process" below.

Board's Role in Risk Oversight

        One of the key responsibilities of the Board is to develop strategic direction for the Company, and provide management oversight for the execution of that strategy. The Board regularly reviews information regarding our financial, strategic and operational issues, as well as the risks associated with each. Consequently, the Board has determined that the Board of Directors as a whole, and not a separate committee, will oversee our risk management process.

        While the Board oversees the enterprise-wide risk management system, each of our Board committees has historically focused on specific risks within their areas of responsibility and will continue to do so. Each committee's specific area of responsibility is as follows:

  •
  The Audit Committee oversees the management of financial risks, reporting on such matters to the full Board. The Audit Committee's agendas include discussions of individual risk areas throughout the year, and the Audit Committee monitors management's responsibility to identify, assess and manage risks.

  •
  The Compensation Committee is responsible for overseeing our executive compensation programs, and reviewing risks relating to our overall compensation plans and arrangements.

  •
  The Nominating and Corporate Governance Committee manages risks associated with potential conflicts of interest, and reviews governance and compliance issues with a view to managing associated risks, including oversight of our compliance program with respect to our Code of Business Conduct and Ethics.

        While each committee is responsible for regularly reviewing, evaluating and overseeing the management of such risks, the Board of Directors is regularly informed through committee reports about such risks. In addition, the Board and the committees receive regular reports from our Chief Financial Officer, General Counsel, Chief Operating Officer, Executive and Senior Vice Presidents, and other Company officers and personnel with roles in managing risks. However, our General Counsel and head of internal audit are the primary personnel responsible to the Board in the planning, assessment and reporting of our risk profile.

Board Leadership

        In fiscal 2012, the board leadership structure changed such that the positions of Chief Executive Officer and Chairman are now held by different persons. This change went into effect after the then-Chief Executive Officer, Paul D. Finkelstein, retired from that position on February 8, 2012. Mr. Finkelstein continued to serve as the Chairman of the Board for the Company until Mr. Conner was appointed to that position effective May 1, 2012. Mr. Conner previously served as the Company's Lead Director since October 27, 2011 when that position was first created. The Board believes that having an independent Chairman is an appropriate governance practice to ensure independent Board leadership, and that the role played by Mr. Conner in that capacity has been important during the recent search for and time of transition to a new Chief Executive Officer.

Board Meetings and Attendance

        The Board held 21 meetings during the fiscal year ended June 30, 2012. Each of the then-serving directors attended, in person or by teleconference, at least 75% of the meetings of both the Board and Board committees on which he or she served. Our Board does not have a formal policy relating to Board member attendance at annual meetings of shareholders; however, our directors are encouraged to attend the meeting each year. Four of the seven then-serving directors attended the 2011 annual meeting of shareholders. All of the current directors who were then-serving, or standing as a nominee for election, as a director attended the 2011 annual meeting of shareholders.

        The following table shows the number of meetings held in fiscal 2012 and the names of the directors currently serving on each committee:

Committee	Number of Meetings During Fiscal 2012	Members
Audit	4	David Williams* Daniel Beltzman# James Fogarty Michael Merriman Stephen Watson
Compensation	10	Stephen Watson* Daniel Beltzman# Joel Conner James Fogarty Jeffrey Smith
Nominating and Corporate Governance	4	Joel Conner* Michael Merriman Jeffrey Smith

*
Committee Chair

#
Joined the Committee subsequent to June 30, 2012

Director Nomination Process

        The Nominating and Corporate Governance Committee is responsible for screening and recommending director candidates to the full Board for nomination. The Nominating and Corporate Governance Committee will consider nominations received from our shareholders, provided that proposed candidates meet the requisite director qualification standards discussed below. When appropriate, the Committee will also engage an independent third-party search firm. The Committee will then evaluate the resumes of any qualified candidates recommended by shareholders and search firms, as well as by members of the Board. Generally, in order to be considered for nomination, a candidate must have:

  •
  high professional and personal ethics and values;

  •
  a strong record of significant leadership and meaningful accomplishments in his or her field;

  •
  broad experience;

  •
  the ability to think strategically;

  •
  sufficient time to carry out the duties of Board membership; and

  •
  a commitment to enhancing shareholder value and representing the interests of all shareholders.

        Candidates are evaluated based on these qualification standards and the current needs of the Board, with due consideration of the requirement of our Corporate Governance Guidelines and NYSE and SEC regulations that at least a majority of our Board consist of independent directors. In addition, when considering nominees to the Board and in evaluating the composition of the Board as a whole, the Nominating and Corporate Governance Committee considers the value of diversity. Although we do not have a specific policy on diversity, the Nominating and Corporate Governance Committee considers diversity of gender, race, national origin and executive or professional experience, including skills such as an understanding of the retail industry, the hair-care market, finance, accounting, marketing, technology and international experience, when considering nominees. The Company believes that the principal qualification of a prospective director is the ability to act effectively on behalf of all shareholders.

        All shareholder nominations must be accompanied by a candidate resume which addresses the extent to which the nominee meets the director qualification standards. Nominations will be considered only if we are currently seeking to fill an open director position. All nominations by shareholders should be sent to the Chairperson of the Nominating and Corporate Governance Committee c/o the Corporate Secretary, Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The Compensation Discussion and Analysis ("CD&A") describes the basic objectives, principles, decisions and rationale underlying our compensation policies and decisions as well as the material elements of the compensation of our executive officers identified in the Summary Compensation Table on page 27 (the "Named Executive Officers" or "NEOs"). The CD&A should be read in conjunction with the compensation tables beginning on page 27.

Compensation Changes in Fiscal 2012 and Beyond

        The Compensation Committee conducted a thorough review of executive compensation programs in fiscal year 2012. The catalysts for this review were several important internal and external circumstances:

  •
  Response to fiscal year 2011 Say-on-Pay vote outcome (28% support)

  •
  Leadership transitions and changes in fiscal year 2012 including:

  •
  New Board members representing large institutional shareholders, particularly those in the previous year's proxy contest

  •
  New executive leadership, including changes in Chairman of the Board, Chief Executive Officer, President, and Corporate Chief Operating Officer

  •
  An increased emphasis and focus on operational excellence and financial results to positively affect total shareholder return

  •
  A revised talent strategy to increase the performance orientation of the executive rewards program

        The Compensation Committee, Board of Directors and executive leadership are committed to considering the perspectives of our shareholders on all aspects of our business, including executive compensation. Therefore, in response to the above internal and external developments, we significantly changed the composition of our executive compensation programs and proactively engaged in discussions with select shareholder groups to socialize these changes and gather input and feedback.

        The results of this thorough review are contained in the following narrative. It is important to note that the impact of these changes is not reflected in the Summary Compensation Table and other tabular disclosures and narrative summaries below because they were implemented after fiscal 2012. The compensation we paid in fiscal 2012 was set before we knew the results of the 2011 say-on-pay vote and before these changes could be analyzed and implemented. However, we believe that the compensation changes in our executive compensation programs in fiscal 2013 demonstrate that we are committed to incorporating shareholder feedback and updating our executive compensation programs to ensure that they meet our evolving business strategy. Our amended and restated employment agreements with our executive officers described in this Proxy Statement, as well as the terms of the employment agreement with our new President and Chief Executive Officer, which have been publicly disclosed, reflect the principles described in this summary. Our Compensation Committee and Board are committed to exploring additional ways to improve our executive compensation programs.

Changes in Fiscal 2012

Executive Compensation Review

        Throughout fiscal 2012, our Compensation Committee conducted a thorough review of all of our executive compensation programs. To assist them in this review, the Committee hired Towers Watson & Co. to advise and report directly to the Committee.

Compensation Philosophy

        The Committee adopted a compensation philosophy centered on the following guiding principles:

  •
  Generally target total direct compensation at the market median over time

  •
  Achieving the desired competitive position will occur over time and consider not only the total program value, but also the reward vehicles that are used (i.e., performance-based incentives versus fixed benefits)

  •
  In addition, movement toward the market median will consider our size and performance relative to peers (noted below) to ensure that targeted compensation is appropriately calibrated and that realizable compensation is consistent with absolute and relative performance

  •
  Align pay with performance in a remixed compensation portfolio, with a focus on sales and profitability, along with absolute stock price appreciation

  •
  Annual incentive plan will focus on operational EBITDA and same-store sales

  •
  Long-term incentives with a performance-based component focusing on operational EBITDA and same-store sales, stock-settled SARs to align management and shareholders and a reduced time-based restricted stock unit element

  •
  Reduce the value of benefits and perquisites to better support the desired performance-orientation of the new program and to better align with market practices

Benchmarking

        The Committee selected a new peer group consisting of 18 companies to be used, along with other market data, in benchmarking our executive compensation programs and levels. The companies selected for the peer group represent similar industries and have annual revenues comparable to ours. In addition to these factors, we looked for companies with a high service emphasis, given the service orientation of our business and the high importance of the customer experience. This new peer group used for benchmarking compensation for fiscal 2013 includes the following companies:

• Advance Auto Parts, Inc.	• Fossil, Inc.	• Penn National Gaming, Inc.
• Boyd Gaming Corp.	• Fred's, Inc.	• Revlon, Inc.
• Brinker International, Inc.	• Green Mountain Coffee Roasters	• Sally Beauty Holdings, Inc.
• Coinstar, Inc.	• H&R Block, Inc.	• Service Corporation International
• Cracker Barrel Old Country Store	• Jack in the Box, Inc.	• The Cheesecake Factory, Inc.
• DineEquity, Inc.	• Panera Bread Co.	• Ulta Salon, Inc.

Compensation Elements

        As a result of the reviews described above, the Committee concluded that certain aspects of our executive compensation program should be realigned to better reflect our business strategies, talent priorities and market practices. In particular, the Committee concluded that we have historically lagged the market in the amount of total direct compensation we have provided to our executive officers. This competitive shortfall was offset by the historically above median value of other benefits. In structuring the compensation program going forward, the Committee determined to make the following changes as described in more detail throughout CD&A:

  •
  Freeze our supplemental retirement benefit program as of June 30 2012;

  •
  Eliminate all tax gross-ups on supplemental life insurance and other perquisites;

  •
  Reduce the amount of severance provided following a change of control (from three times base plus bonus to two times base plus bonus);

  •
  Change the definition of bonus in a change-in-control from the highest bonus in the last three years to the target bonus for the year of termination, but retain the "double trigger" structure of those benefits to align pay with service;

  •
  Eliminate excise tax gross-ups for "excess parachute" payments;

  •
  Eliminate the potential for additional equity awards upon a change-in-control and termination to offset the income taxes arising from termination payments;

  •
  Introduce additional performance-based long-term incentives (denominated in equity with specific performance metrics that align with our business strategy and operational and financial improvement) as a significant (40%) portion of our long-term incentive awards.

        Several of these changes required the elimination of contractual rights previously provided to executives through their employment agreements, and accordingly required the amendment and restatement of those agreements. In connection with requesting that our executive officers amend their existing employment agreements to eliminate certain of these benefits, we formalized our historical practice of providing severance benefits (essentially, one times base plus a prorated bonus based on actual performance) in the event the executive is terminated prior to a change in control. We believe that there is value to the company in securing certain restrictive covenants and releases from our executive officers in the event of their departure, and believe that it is preferable to set these severance terms in advance, rather than individually negotiating severance packages when a termination occurs. In connection with this formal severance program, we have provided the company enhanced protection relative to our historical practice. Specifically, we offset our severance payment obligations for any compensation the executives receive from other substantially full-time employment during the severance payment period. We structured the severance payments to be paid out over time so they serve as a more effective enforcement mechanism for the restrictive covenants, as opposed to our historical practice of paying severance in a lump sum.

Compensation Governance

        We remain committed to maintaining best practices related to our review and determination of our executive compensation programs, including:

  •
  Obtaining advice and recommendations from an independent compensation consultant that reports directly to our Compensation Committee;

  •
  Including a "clawback" placeholder in our equity incentive awards that permits the company to recover equity incentive compensation from executive officers whose fraud or misconduct result in a significant financial restatement as we expect to adopt a "clawback" policy when final rules for such policies are adopted by the SEC and the NYSE;

  •
  Retaining our executive stock ownership guidelines that provide for meaningful stock ownership by our executive officers and directors;

  •
  Prohibiting our employees, officers and directors from engaging in transactions that "hedge" their investments in our stock; and

  •
  Submitting our executive compensation to an advisory vote by shareholders every year.

Executive Summary—Fiscal 2012 Compensation

        The foregoing summary explains the future of executive compensation at Regis. Fiscal 2012 was a year of transition for the Company and, as a result, our compensation programs remained largely consistent with the program in effect in fiscal 2011 because we needed to take the time to conduct the review described above before implementing any changes. As a result, the primary features of our compensation program in fiscal 2012 consisted of:

  •
  Base salaries remained flat for all executive officers. The increases reflected in the Summary Compensation Table for Mr. Pearce and Mr. Moen reflect the full-year effect of base salary increases that occurred during fiscal 2011 in connection with their promotions.

  •
  Annual incentive compensation provided for only a partial payout (approximately 35% of the target bonus amount) because we did not achieve the operational EBITDA threshold and our same-store sales were below the threshold level for that metric.

  •
  Long-term incentive compensation was not issued broadly as in prior years. Rather, certain individuals received equity grants to compensate them for their work during the transition efforts underway at the Company and as a retention incentive during the period of transition. The long-term incentive awards granted in August 2012 for fiscal 2013 were issued at 133% of the target long-term incentive amount to reflect the fact that general long-term equity awards were not granted during fiscal 2012.

  •
  Benefits, including certain retirement benefits and modest perquisites, were provided consistent with our historical practice and as required under certain employment agreements we had in effect with our executive officers.

Historical Compensation Philosophy

        The compensation programs for our executive officers have been established and maintained by the Compensation Committee (referred to as the "Committee" in the Executive Compensation section of this Proxy Statement) and were structured to motivate our executive officers, including our NEOs, to achieve the pre-established business goals set by the Board. Our compensation programs were intended to work together to reward our executive officers for achieving our financial and business goals, to induce their commitment and continued service with the Company, and to align their interests with those of our shareholders through equity compensation and stock ownership requirements. Historically, the Committee has established an executive pay philosophy that targeted total remuneration (i.e., base salary + annual and long-term incentives + benefits) around the market median, relative to our Peer Group (identified below) as well as the broader retail market, subject to adjustments in the Committee's discretion based on company-wide and individual performance factors.

        As described in more detail below, the Committee reviews and approves each element of compensation and the level of each element for our executive officers, including the NEOs. In its review, the Committee looked at peer group information to assess the appropriateness of the mix of compensation elements and the targeted levels of rewards for each compensation element, but has not used a particular formula for determining the exact mix or amount of compensation. Accordingly, while the Committee strives to structure a total compensation package that is competitive with the market median, the Committee has discretion to make subjective determinations based on its perceptions of both company-wide and individual performance when selecting the mix and levels of compensation. Since total remuneration for our executive officers is driven by market compensation levels, most of the Committee's historical decisions were made on the basis of information on market practices provided by Hay Group, an independent consulting firm that provided executive compensation consulting services to the Committee through fiscal 2011. As described above, in fiscal 2012, the Committee retained Towers Watson and completed a thorough review of our executive compensation programs. As a result of the review that was in process during fiscal 2012, the compensation paid to the NEOs for fiscal 2012 was determined primarily by replicating the historical compensation programs as in effect in fiscal 2011.

Compensation Committee Responsibilities

        The Committee is charged with developing and administering the base salary, annual and long-term incentive, and benefit programs for our executive officers. Our annual incentive program is typically referred to as our "bonus" program and it is reported as "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table. In developing the historical compensation programs, a basic objective for the Committee was that the total compensation awarded to the NEOs be fair, reasonable and competitive in relation to the median compensation for similar positions at our peer group of companies, as identified below (the "Peer Group"), as well as in the broader retail market. This objective is consistent with our executive pay philosophy.

        The primary purpose of the Committee is to discharge the responsibilities of the Board relating to the compensation of our executive officers. The duties and responsibilities of the Committee are:

  •
  to determine and approve, or make recommendations to the Board with respect to, the compensation of all executive officers; and

  •
  to consider and recommend the structure of, and changes in, our incentive compensation, equity-based plans and benefit programs.

Role of Executive Officers in Compensation Decisions

        The Committee believes that in order for our executive compensation programs to be effective, management must have an opportunity to provide input. Committee meetings during fiscal 2012 were regularly attended by our Chief Executive Officer; President; Chief Financial Officer; Executive Vice President and General Counsel; and other executives as needed. In particular, our Chief Executive Officer has an opportunity to present materials and discuss management's views regarding compensation issues. Our Chief Executive Officer furnishes his input to the Committee on the compensation of the Company's executive officers, including the other NEOs, and he may be present during deliberations and voting on the other executives' compensation. However, our Chief Executive Officer may not be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee.

Setting Compensation

In General

        The Compensation Committee previously engaged Hay Group, Inc. ("Hay Group") as an independent consulting firm to provide executive compensation consulting services to the Committee. In advising the Committee, Hay Group prepared competitive pay analyses regarding both the Peer Group (discussed in the next paragraph) and the broader retail market and provides information on our performance compared to the Peer Group. Based on these analyses, Hay Group advised the Committee on the level and design of compensation programs for our executive officers. The Chairperson of the Committee worked directly with Hay Group to determine the scope of the work needed to assist the Committee in its decision-making processes. Hay Group worked with management, at the direction of the Committee, to gain a better understanding of our pay policies and practices and to facilitate the development of our compensation strategies and approach to determining compensation levels.

Our Peer Group

        In making overall compensation decisions, the Committee compared each element of total compensation against the Peer Group data and against broader retail market data, each as presented by Hay Group. The Peer Group used by the Committee to benchmark the compensation of our NEOs was last reviewed and modified during fiscal 2009. Since we do not believe that there are any companies that are direct competitors or peers within our industry, we historically selected companies for our Peer Group based on the following criteria:

  •
  Annual revenues on a system-wide basis between one-half to two times our revenue;

  •
  Small box specialty retail and service companies;

  •
  Customer service element is critical to business;

  •
  Exclusion of apparel companies, due to the increased risk such companies confront in forecasting fashion trends far enough in advance to order products and manage inventory; and

  •
  Companies targeting a moderate customer in terms of income and style.

        Based on these characteristics, we previously focused on the following 14 companies, each of which meets a majority of the criteria:

• Advanced Auto Parts, Inc.	• Foot Locker, Inc.	• PetSmart, Inc.
• Auto Zone, Inc.	• Game Stop Corp.	• Radio Shack Corp.
• Brinker International, Inc.	• H&R Block, Inc.	• Service Corporation
• CBRL Group, Inc.	• Jack in the Box, Inc.	International
• DineEquity, Inc.	• Papa John's International, Inc.	• Starbucks Corp.

        The Peer Group provided direct information on a job title match basis (e.g., Chief Executive Officer, Chief Financial Officer) for incumbent executives at the companies with which we compete for executive talent. In addition, Hay Group's Retail Industry Total Remuneration Survey (the "Hay Group Survey" or the "Survey") was used to provide an additional benchmark for compensating the NEOs and furnish compensation data on the broader retail marketplace (covering over 100 organizations, a majority of which are specialty stores). The Survey provided the Committee with information on the broader market that the Company competes in and how the Peer Group compares to this broader market. The compensation data utilized from the Survey was selected based on job content since data based on matching titles derived from proxy statement information may not be available or may not adequately represent the actual job content of our executive officers. The list of Survey participants for fiscal 2011, which was the last time we reviewed market information to make compensation changes prior to fiscal 2013, can be found at the following website: http://www.haygroup.com/Downloads/us/misc/2011_Hay_Group_Retail_TR_LOP.pdf

        The data from the Peer Group and the Hay Group Survey included base salary, annual non-equity incentive and equity incentive compensation and benefits and perquisites for the named executive officers of those companies. The data provided the Committee with market information for executives and accounts for the considerable variation in compensation that corresponds to differing levels of responsibility and duties by title and function among our NEOs.

Compensation Elements

In General

        The compensation and benefits programs for our NEOs are intended to work together toward the recruitment, retention and motivation of the executive talent required to successfully manage and grow our business and to achieve our short- and long-term business objectives. Individual elements of our compensation packages are designed for different purposes. Historically, the elements of compensation for our NEOs were base salary, annual non-equity incentive compensation (bonus), long-term equity incentive compensation and benefits. A discussion of the structure of these elements for fiscal 2012 is included above.

        In addition, NEOs may receive termination or change in control compensation and benefits. Termination compensation and benefits were designed to ease an employee's transition due to an unexpected employment termination, while change in control compensation and benefits were designed to encourage employees to remain focused on our business in the event of rumored or actual fundamental corporate changes.

        The Committee had a long-standing total remuneration (i.e., base salary + annual and long-term incentives + benefits) executive pay philosophy that aims to provide an aggregate compensation package that is competitive around the median of the market relative to both our Peer Group and the broader retail market covered by the Hay Group Survey, while individual compensation elements may exceed or lag the market median. To this end, the Committee established the amount and mix of base salary and incentive compensation by referencing market practices for total compensation and for each element, subject to adjustments in the Committee's discretion based on company-wide and individual performance factors. In developing the total compensation package for an NEO, the Committee considered the internal relationship of pay across all executive positions. The Committee structured annual non-equity incentive compensation in a manner that provided the opportunity to earn above market compensation for results above target and below market compensation when the target is missed.

Base Salary

        The Committee views a competitive base salary as an important component to attract and retain executive talent. Base salaries also serve as the foundation for the annual non-equity incentive plan, which expresses the bonus opportunity as a percent of base salary.

        Historically, the Committee considered internal pay practices and external competitiveness in determining the base salary of our NEOs. The Committee strived to set a base salary that was appropriately competitive for each executive officer based on our executive pay philosophy and given his or her individual experience and performance. This approach was applied consistently for all executive officers. After considering input from our Chief Executive Officer regarding the performance of the other NEOs, the Committee used its judgment regarding individual performance, market competitiveness, length of service and other factors, including Company performance, that it deemed relevant to determine the appropriate base salary and size of any salary increase for each NEO. Historically, the review of individual performance included a specific review of the individual performance of Messrs. Finkelstein and Pearce conducted jointly by the Committee and the Nominating and Corporate Governance Committee, and more general reviews of the individual performance of the other NEOs, focused primarily on the scope of responsibilities of each NEO.

Base Salary Decisions for Fiscal 2012

        The base salaries paid in fiscal 2012 to each of our NEOs are shown under the "Salary" column of the Summary Compensation Table. Changes in base salaries are typically considered by the Committee in April (to be effective in July) each year. In April 2011, the Committee agreed with management's recommendation not to increase base salaries for executive officers for fiscal 2012 due to the Company's streamlined focus for fiscal 2012 on improving profitability and increasing shareholder value.

Annual Non-Equity Incentive Compensation

        Annual non-equity incentive compensation for our NEOs is determined each year under the our Short Term Incentive Plan (the "Short Term Plan"). The annual non-equity incentive compensation earned by our NEOs for fiscal 2012 is reported under the Non-Equity Incentive Plan column of the Summary Compensation Table. Annual cash bonus amounts are governed by the Short Term Plan and the annual bonus performance criteria and bonus payout levels are set each year by the Committee, in accordance with the terms of the Short Term Plan. Bonus payouts for fiscal 2012 were based on operational EBITDA and same-store sales performance (see discussion below).

        Each year, the Committee evaluated our annual and long-term strategic plan to determine if the financial metrics are appropriate to measure achievement of our objectives and to motivate executives. Based on discussions with our Chief Executive Officer, our President, and our Chief Financial Officer the Board determined the financial metrics to be included in the annual bonus opportunity. The metrics were generally approved in April each year for the fiscal year beginning in July.

Annual Non-Equity Incentive Compensation for Fiscal 2012

        In April 2011, we revised the design of our annual incentive compensation program to tie the program to the Company's strategic initiatives for fiscal 2012. Accordingly, in fiscal 2012 the annual non-equity incentive program was designed to emphasize our focus on improving top line revenue, operations, and cash flow, each of which we have determined is currently best reflected by our same-store sales performance. To emphasize our focus on same-store sales performance, for fiscal 2012, 60% of the annual incentive compensation opportunity was based on achievement of same-store sales improvement and 40% was based on operational EBITDA. Operational EBITDA is adjusted for certain non-operational impairment charges, expenses and benefits, consistent with the operational EBITDA we report in our earnings releases. For fiscal 2012, operational EBITDA was calculated as EBITDA, excluding equity in (loss) income of affiliated companies, pre-tax expense associated with senior management restructuring and severance charges, pre-tax professional fees associated with our pending sale of the hair restoration business and the contested election at our 2011 annual meeting, pre-tax expense associated with our field restructuring, pre-tax expense associated with amending our deferred compensation contracts, pre-tax expense associated with fiscal 2011 self-insurance reserves adjustments, goodwill impairment charges related to our Regis salon concept and our hair restoration centers, income associated with the recovery of bad debt on the Pure Beauty note receivable, income associated with a legal settlement, and a tax benefit for the release of income tax reserves related to our previous ownership in Trade Secret, Inc. The Committee provided a payout of 100% of the target bonus for target-level performance, 130% of the target bonus for stretch performance and 150% of the target bonus for maximum performance. In addition, a payout of 62.5% of the target bonus for the EBITDA measure was available for a threshold level of EBITDA performance. In addition, no payment could be made upon achievement of same-store sales improvement unless the minimum threshold level of EBITDA was achieved. For fiscal 2012, the threshold EBITDA was raised from 70% to 85% of the EBITDA target. The Committee believed that the fiscal 2012 program was designed to reward executive officers for success in stimulating revenue growth, while assuring a minimum level of profitability.

        The EBITDA and same-store sales improvement levels and actual results for fiscal 2012 were as follows:

FY12 EBITDA AND SAME-STORE SALES IMPROVEMENT GOALS AND ACHIEVEMENT

	Operational EBITDA (in millions)	Same-Store Sales Improvement
Threshold	$197.3	—
Target	$232.1	(0.9)%
Stretch	$243.7	0.0%
Maximum	$253.0	1.00%
Actual	$220.4	(3.1)%

Long-term Incentive Compensation

        In General.    The Committee considers equity-based long-term incentive compensation ("LTI") to be critical to the alignment of executive compensation with the creation of shareholder value. Our long-term equity incentive compensation awards are granted pursuant to our 2004 Long Term Incentive Plan (the "Long Term Plan").

        Historically, the Committee reviewed the portfolio of long-term incentive vehicles, the target award size and the performance measures associated with any awards in April of each year. Historically, our restricted stock vested at a rate of 20% annually on each of the first five anniversaries of the date of grant provided that the NEO remains employed by the Company on each such date. Recipients of restricted stock are entitled to vote the shares, whether or not vested, and are entitled to dividends that will accumulate and be paid out upon vesting in the form of additional shares of restricted stock. Since one of our goals of our long-term incentive compensation is to align the interests of our executives with those of our shareholders, our use of restricted stock allows the recipient to share in all rights and benefits of stock ownership, including the right to vote the shares and receive dividends (to the extent the underlying award vests), in the same manner as all shareholders. As a result, recipients of restricted stock participate to the extent we are returning capital to shareholders, which we believe incentivizes them to operate the business in a manner that maximizes value for all our shareholders.

        Vesting automatically is accelerated in the event of the recipient's death or disability, or in the event of a change in control of the Company. If a recipient of a grant of restricted stock leaves for any reason other than death or disability before vesting, the Long Term Plan provides that any unvested portion of the restricted stock award is forfeited, subject to the Committee's discretion to cancel any or all restrictions and vest any or all of the restricted stock award.

Long-Term Incentive Compensation Decisions for Fiscal 2012

        Long-term Incentive Awards for Fiscal 2012.    In April 2012, in recognition of the work being done to review the Company's executive compensation programs, the Committee determined not to make broad-based grants as had been in prior years. During fiscal 2012, the Committee made some off-cycle grants to our executive officers for special circumstances, including awards of 2,850 shares of restricted stock to each of Mr. Moen and Ms. Knudsen and 12,200 shares of restricted stock to Mr. Bakken. The grant of equity to Mr. Moen and Ms. Knudsen was intended to incentivize their continued retention and performance during the management transition that was underway. The grant of equity to Mr. Bakken was intended to incentivize his continued retention and performance, and also to reward him for the additional responsibilities he assumed as Interim Corporate Chief Operating Officer in January 2012.

Benefits

        Historically, the Committee reflected its executive compensation philosophy of targeting total remuneration around the market median by providing a benefits package that led the market while total cash compensation historically lagged the market. This approach is based on historic practice and was designed to retain and encourage executive commitment to the Company. The benefits we provided our NEOs are summarized in the footnotes to the Summary Compensation Table or are otherwise reported in the accompanying tables, including footnotes. Benefits for our NEOs include core benefits available to all full-time employees (e.g., coverage for medical, dental, prescription drugs, basic life insurance, long-term disability coverage). We also provide retirement benefits, additional life insurance benefits, a nonqualified deferred compensation plan and payments and benefits upon termination of employment and/or a change in control. These benefits are described below under "Summary of Executive Agreements" and "Retirement Plans and Arrangements." We believe that overall the benefits package, including the provisions of the employment agreements with our executives that provide retirement and post-termination payments (as described below under "Summary of Executive Agreements"), was competitive with the overall retail market based on information Hay Group had provided to our Compensation Committee.

        In fiscal 2010, the Committee reviewed the Company's executive life insurance program, which provides employer paid whole life premium payments for a select group of senior executives, and decided to continue offering this benefit to this group. As a number of the executives in this group were approaching the tenth and final payment under the existing program, the Committee determined that it would continue to make premium payments on those life insurance policies, which it did in fiscal 2011 and fiscal 2012, and that, going forward, it would periodically review and evaluate these policies to determine whether additional payments would be made. As it relates to fiscal 2013 and future years, the Committee decided to grandfather the program that was in effect for certain current executives, but decided that new executives will not be eligible to receive this benefit in the future. In arriving at this decision, the Committee considered the importance of this benefit as a retirement vehicle and the potential dissatisfaction that could result from taking the benefit away.

Stock Ownership by Named Executive Officers

        The Board believes that each of our officers who has reached the level of Executive Vice President or above should be a shareholder and should have a significant financial stake in the Company. Accordingly, the Committee adopted Common Stock ownership requirements, which are reflected in the Corporate Governance Guidelines on our website, requiring each officer to hold Regis common stock having a fair market value equal to a multiple of their base salary, as set forth below:

  •
  Chief Executive Officer—5x annual base salary

  •
  Senior Executive Vice President—3x annual base salary

  •
  Executive Vice President—2x annual base salary

        The individual stock ownership requirements were established in 2007. The Committee reviewed updated market data and determined that these levels were appropriately competitive and kept them at the same level for 2012. The program provides that executives achieve their ownership level within five years of being appointed to a position. The Chief Executive Officer and each current Senior Executive Vice President and Executive Vice President had until May 1, 2012 to meet their respective ownership thresholds. Our executive officers who are currently subject to these requirements are currently in compliance with the ownership requirements. The Committee is reviewing these requirements as part of its comprehensive review of our executive compensation programs.

        In 2011, the Company amended its insider trading policy to prohibit employees, including officers, and directors from engaging in any hedging transactions involving Company stock.

Post-Employment Compensation

        In General.    Pursuant to their Employment Agreements that were initially entered into during the 2007 fiscal year, Mr. Finkelstein and Mr. Pearce are entitled to certain compensation and other benefits if their employment terminates due to certain articulated reasons (including in connection with a change in control), as described below under "Summary of Executive Agreements." Our other NEOs were entitled to similar change in control benefits under the terms of their respective Employment and Deferred Compensation Agreements, but these agreements did not provide for separate compensation in connection with a termination of employment unrelated to a change in control. Our Long Term Plan and the related award agreements do, however, provide for accelerated vesting of equity awards upon death, disability or a change in control. In addition, the employment agreements with our NEOs contain covenants not to compete or solicit, as well as confidentiality provisions, that the Committee considers especially valuable in the event of an executive's termination of employment.

        Change in Control.    The Committee and the Board recognize the importance to us and our shareholders of avoiding the distraction and loss of key management personnel that may occur in connection with any rumored or actual change in control of the Company. To that end, properly designed change in control provisions in the employment agreements with our NEOs serve shareholder interests by enhancing executive focus during rumored or actual change in control activity through:

  •
  Incentives to remain with us despite uncertainties while a transaction is under consideration or is pending;

  •
  Assurances of severance and other benefits in the event of termination;

  •
  Immediate vesting of equity elements of total compensation after a change in control; and

  •
  Additional stock grants awarded immediately upon the change in control.

        These provisions are discussed in the section captioned "Summary of Executive Agreements."

        We amended and restated the Employment Agreements with our executive officers effective August 31, 2012. The changes reflected in the restated agreements are summarized below under the "Summary of Executive Agreements-Employment Agreements with Remaining Executive Officers" section.

2012 Events Related to Senior Management Changes and Post-Employment Agreements.

        In connection with the termination of employment of Mr. Bortnem in January 2012, we entered into a separation agreement with him. The purpose of the separation agreement was to ensure a smooth transition and to obtain a general release of legal claims and non-disparagement covenant. The terms of the separation agreement are described in more detail below under "Separation Agreement with David Bortnem".

Tax, Accounting and Other Implications

Deductibility of Executive Compensation

        Code Section 162(m) imposes a $1 million limit on the amount that a public company may deduct for compensation paid to a company's chief executive officer or any of its three other most highly compensated executive officers (other than its chief financial officer) who are employed as of the end of the year. This limitation does not apply to compensation that meets the requirements under Section 162(m) for "qualifying performance-based" compensation (i.e., compensation paid only if the individual's performance meets pre-established objective goals based on performance criteria approved by shareholders). The Committee's policy is to design compensation programs that further the best interests of the Company and our shareholders and that preserve the tax deductibility of compensation expenses. Non-equity incentive compensation paid to executive officers under the Short Term Plan and stock options and stock appreciation rights awarded under the Long Term Plan are designed to qualify as performance-based compensation. The Committee also believes, however, that it must maintain the flexibility to take actions which it deems to be in our best interests but which may not qualify for tax deductibility under Section 162(m). In this regard, the Committee recognizes that if the amount of base salary (and any other compensation that is not determined to be performance-based under Section 162(m), such as time-vested restricted stock) for any of our executive officers exceeds $1 million, any amounts over $1 million will not be deductible for federal income tax purposes.

        As required under the tax rules, we must obtain shareholder approval of the material terms of the performance goals for qualifying performance-based compensation every five years. We last requested and received shareholder approval of the Short Term Plan in 2009 and of the Long Term Plan in 2010.

Regulatory Considerations

        The Committee considered (i) the impact of the $1 million limit on the deductibility of non-performance based compensation imposed by Code Section 162(m), (ii) the accounting treatment of various types of equity- based compensation under Accounting Standards Codification (ASC) Topic 718, and (iii) the non-deductibility of excess parachute tax payments under Code Section 280G (and the related excise tax imposed on covered employees under Code Section 4999 as described above under "Gross-Up Payments") in its design of executive compensation programs. In addition, the Committee considered other tax and accounting provisions in developing the compensation programs for our NEOs. These included the special rules applicable to non-qualified deferred compensation arrangements under Code Section 409A, as well as the overall income tax rules applicable to various forms of compensation. While the Committee strove to compensate our NEOs in a manner that produced favorable tax and accounting treatment, its main objective was to develop fair and equitable compensation arrangements that appropriately motivate, reward and retain those executives.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the management of the Company. Based on its review and related discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Stephen E. Watson, Chairman Daniel G. Beltzman Joseph L. ("Joel") Conner James P. Fogarty Jeffrey C. Smith Members of the Compensation Committee

 SUMMARY COMPENSATION TABLE

        The following table shows, for each person serving as our principal executive officer and our principal financial officer during the fiscal year ended June 30, 2012, and the three other most highly compensated executive officers of Regis in 2012, and one additional former executive officer who would have been among the three other most highly compensated executive officers but for the fact that he was no longer serving as an executive officer at June 30, 2012, together referred to as the Named Executive Officers or "NEOs," information concerning compensation earned for services in all capacities during each of the fiscal years ended June 30, 2010, June 30, 2011, and June 30, 2012 in which such individuals were named executive officers.

Name and Principal Position	Year	Salary($)	Bonus($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total($)
Paul D. Finkelstein	2012	840,880	0	0	0	177,736	2,197,455	2,305,398	5,521,469
Retired Chairman of the	2011	1,346,446	0	0	0	459,209	388,756	447,089	2,641,500
Board of Directors and	2010	1,421,461	0	369,016	161,920	1,064,278	1,254,014	191,644	4,462,333
Chief ExecutiveOfficer(5)
Randy L. Pearce	2012	697,690	0	0	0	113,750	1,440,759	112,316	2,364,515
Retired President(6)	2011	650,773	0	180,940	38,812	164,473	177,167	214,467	1,462,632
	2010	717,705	0	208,408	45,632	357,500	348,730	106,136	1,784,111
Brent A. Moen	2012	312,085	0	50,046	0	38,500	0	166,532	567,163
Senior Vice President and Chief Financial Officer	2011	280,543	0	92,960	20,032	47,298	32,353	177,472	650,658
Gordon B. Nelson	2012	550,391	0	0	0	78,986	1,441,993	283,277	2,354,647
Retired Executive Vice President,	2011	550,391	0	24,900	5,499	124,121	181,500	226,970	1,113,381
Fashion, Education and Marketing(7)	2010	540,406	0	141,488	30,912	287,528	332,891	234,488	1,567,713
Eric A. Bakken	2012	443,488	0	216,062	0	63,000	282,078	175,967	1,180,595
Executive Vice President, General Counsel and Business Development, Interim Chief
Operating Officer(8)
Norma A. Knudsen	2012	413,678	0	50,046	0	57,566	31,301	184,398	736,989
Executive Vice President, Merchandising
David Bortnem	2012	190,088	0	0	0	21,791	0	544,751	756,630
Former Executive Vice President, Corporate Chief Operating Officer(9)

(1)
Values expressed represent the aggregate grant date fair value of stock or option awards granted in each fiscal year, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 14 to our consolidated financial statements for the fiscal year ended June 30, 2012 for a description of the assumptions used in calculating these amounts.

(2)
Amounts represent payouts of annual non-equity incentive compensation under the Short Term Plan, which is described above.

(3)
Amounts represent the change in the present value of benefits under the pension plans. A significant factor in the change in pension value for Messrs. Finkelstein, Pearce and Nelson for fiscal 2012 was the change in the discount rate used to calculate the present value of the lump sum, which was 4.5% at June 30, 2011 and 2.76% (3.14% in the case of Mr. Finkelstein) at June 30, 2012.

(4)
The following table sets forth All Other Compensation amounts by type:

Name	Deferred Compensation Company Match and Profit-Sharing Contribution ($)	Dividends and Dividend Equivalents on Stock and Option Awards ($)	Life Insurance Premiums ($)	Tax Gross-Ups ($)(a)	Severance ($)	Total All Other Compensation ($)(b)
Paul D. Finkelstein(c)	12,500	46,222	100,000	109,185	1,988,933	2,305,398
Randy L. Pearce(d)	25,000	21,364	0	38,397	25,000	112,316
Brent A. Moen	16,728	3,552	65,000	73,683	0	166,532
Gordon B. Nelson(d)	36,458	4,874	65,000	108,319	19,268	283,277
Eric A. Bakken	25,000	7,036	65,000	78,507	0	175,967
Norma A. Knudsen	22,207	6,477	65,000	83,581	0	184,398
David Bortnem(e)	14,672	2,825	65,000	115,334	339,685	544,751

(a)
Tax gross-up payments for all NEOs include reimbursement of taxes related to certain perquisite payments and, in the case of all NEOs other than Mr. Pearce, reimbursement of taxes related to life insurance payments paid on behalf of the NEOs. Mr. Bortnem also received tax gross-up payments related to certain severance benefits provided to him.
(b)
Total All Other Compensation for Mr. Finkelstein, Mr. Pearce Mr. Moen, Mr. Nelson, Mr. Bakken, Ms. Knudsen and Mr. Bortnem also includes $48,558, $2,555, $7,569, $49,358, $424, $7,133 and $7,235 of perquisites, respectively, which primarily relate to medical benefits, including the reimbursement of co-pay and other out-of-pocket expenses.
(c)
The severance amount for Mr. Finkelstein consists of transition payments made to him pursuant to his employment agreement, and $155,600 of post-employment consulting fees pursuant to his employment agreement. Please see "Summary of Executive Agreements—Employment Agreement with Paul Finkelstein, Former Chairman & CEO" below for more information.
(d)
The severance amounts for Mr. Pearce and Mr. Nelson consist of cash payments of accrued vacation time made to these NEOs in connection with their retirements on June 30, 2012.
(e)
The severance amounts for Mr. Bortnem are described below under "Summary of Executive Agreements—Separation Agreement with David Bortnem, Former Corporate Chief Operating Officer."
(5)
Mr. Finkelstein retired as an officer effective February 8, 2012 and as Chairman of the Board and a director effective April 30, 2012.

(6)
Mr. Pearce became the principal executive officer effective February 9, 2012 and retired as an officer and director effective June 30, 2012.

(7)
Mr. Nelson retired as an officer effective June 30, 2012.

(8)
Mr. Bakken was appointed Interim Corporate Chief Operating Officer effective January 20, 2012, and he also served as interim principal executive officer from July 1, 2012 until August 6, 2012.

(9)
Mr. Bortnem's employment was terminated effective January 19, 2012.

 GRANTS OF PLAN-BASED AWARDS IN 2012

        The following table sets forth certain information concerning plan-based awards granted to the Named Executive Officers during the fiscal year ended June 30, 2012. No options were repriced or materially modified during the fiscal year.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
					All Other Stock Awards: Number of Shares of Stock or Units(#)(2)	Grant Date Fair Value of Stock & Option Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Paul D. Finkelstein(4)		126,954	507,817	761,726
Randy L. Pearce		81,250	325,000	487,500
Brent A. Moen		27,500	110,000	165,000
	03/1/12				2,850	50,046
Gordon B. Nelson		56,419	225,675	338,513
Eric A. Bakken		45,000	180,000	270,000
	02/1/12				12,200	216,062
Norma A. Knudsen		41,119	164,475	246,713
	03/1/12				2,850	50,046
David Bortnem(4)		15,565	62,260	93,390

(1)
These amounts represent the potential target bonus amounts available to our executives for fiscal 2012 under the Short Term Plan as described under "Annual Non-Equity Incentive Compensation" in the Compensation Discussion and Analysis section of this Proxy Statement. The actual amounts of the bonuses earned by the Named Executive Officers during fiscal 2012 are listed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
The option and stock awards were granted under the Long Term Plan.

(3)
Amounts are computed in accordance with FASB ASC Topic 718.

(4)
The amounts for Mr. Finkelstein and Mr. Bortnem present the bonus opportunities they would have been eligible to receive if they had remained employed for the entire fiscal year. Because their employment terminated prior to the end of the fiscal year, they were ultimately entitled to receive only a prorated payout based on their period of employment during the fiscal year pursuant to their individual employment or separation agreements.

 OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

        The following table sets forth certain information concerning equity awards outstanding to the Named Executive Officers at June 30, 2012.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul D. Finkelstein(3)	10,000	(4)	0	(4)	42.79	07/29/12
	10,000	(4)	0	(4)	35.49	07/29/12
	20,000		0		35.33	07/29/12
	22,000		0		39.04	07/29/12
	17,600		0		28.57	07/29/12
	63,600		0		19.14	07/29/12
	8,800		0		18.90	07/29/12
							0		0
Randy L. Pearce(5)	4,000		0		42.79	09/28/12
	4,000		0		35.49	09/28/12
	4,000		0		35.33	09/28/12
	6,200		0		39.04	09/28/12
	4,960		0		28.57	09/28/12
	18,000		0		19.14	09/28/12
	2,480		0		18.90	09/28/12
	1,240		0		16.60	09/28/12
							0		0
Brent A. Moen	1,593		0		28.10	05/20/13
	1,250		0		42.79	05/26/14
	1,250		0		35.49	05/03/15
	1,250		0		35.33	04/27/16
	1,500		0		39.04	04/26/17
	1,200		300	(6)	28.57	04/24/18
	4,350		2,900	(7)	19.14	04/30/19
	1,000		1,500	(8)	18.90	04/29/20
	640		2,560	(10)	16.60	04/28/21
							315	(6)	5,652
							3,015	(7)	54,155
							3,089	(9)	55,481
							4,568	(10)	82,034
							2,860	(11)	51,357
Gordon B. Nelson(5)	2,500		0		42.79	09/28/12
	2,500		0		35.49	09/28/12
	2,500		0		35.33	09/28/12
	750		0		36.20	09/28/12
	4,200		0		39.04	09/28/12
	3,360		0		28.57	09/28/12
	12,000		0		19.14	09/28/12
	1,680		0		18.90	09/28/12
	900		0		16.60	09/28/12
							0		0

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Eric A. Bakken	1,250	0		42.79	05/26/14
	1,250	0		35.49	05/03/15
	2,500	0		35.33	04/27/16
	3,200	0		39.04	04/26/17
	2,560	640	(6)	28.57	04/24/18
	9,300	6,200	(7)	19.14	04/30/19
	1,680	2,520	(8)	18.90	04/29/20
	840	3,360	(10)	16.60	04/28/21
						671	(6)	12,058
						6,446	(7)	115,778
						4,572	(9)	82,112
						6,036	(10)	108,403
						12,283	(12)	220,598
Norma A. Knudsen	2,500	0		42.79	05/26/14
	2,500	0		35.49	05/03/15
	2,500	0		35.33	04/27/16
	4,200	0		39.04	04/26/17
	3,360	840	(6)	28.57	04/24/18
	12,000	8,000	(7)	19.14	04/30/19
	1,680	2,520	(8)	18.90	04/29/20
	840	3,360	(10)	16.60	04/28/21
						881	(6)	15,825
						8,318	(7)	149,392
						4,572	(9)	82,112
						6,036	(10)	108,403
						2,860	(11)	51,357
David Bortnem(13)	0	0				0		0

(1)
All awards of stock options and SARs expire ten years from the date of grant or in the case of retirement, voluntary termination, or dismissal without cause, 90 days after the termination.

(2)
Value based on a share price of $17.96, which was the last reported sale price for a share of our Common Stock on the NYSE on June 29, 2012.

(3)
All vested stock options held by Mr. Finkelstein expired unexercised on July 29, 2012, which was 90 days after the date he retired from the Board of Directors. In addition, Mr. Finkelstein has deferred payment of the 165,000 restricted stock units, which vested on February 7, 2012 in connection with his retirement, which had a market value of $2,963,400 at June 30, 2012, until January 31, 2013.

(4)
Half of the amount of the reported awards has been transferred to Mr. Finkelstein's former spouse pursuant to a divorce decree.

(5)
All vested stock options held by Messrs. Pearce and Nelson will expire on September 28, 2012, which is 90 days after their retirement on June 30, 2012. In addition, Mr. Pearce has deferred payment of 50,000 restricted stock units, which vested upon on February 7, 2012, which had a market value of $898,000 at June 30, 2012, until January 31, 2013.

(6)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 24, 2008.

(7)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 30, 2009.

(8)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 29, 2010.

(9)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 30, 2010.

(10)
Award vests as to 20% of the shares covered by the award on each of the first five anniversaries of the date of grant, which was April 28, 2011.

(11)
Award vests in full on March 1, 2014.

(12)
Award vests in full on February 1, 2014.

(13)
Mr. Bortnem's employment terminated January 19, 2012. All vested options held by Mr. Bortnem expired unexercised prior to June 30, 2012.

 2012 OPTION EXERCISES AND STOCK VESTED

        The following table sets forth certain information concerning options and SARs exercised and stock vested during fiscal 2012 for the Named Executive Officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Paul D. Finkelstein(2)(3)	0	0	220,523	3,806,224
Randy L. Pearce(3)	0	0	63,271	1,147,852
Brent A. Moen	0	0	4,296	78,673
Gordon B. Nelson(2)	0	0	22,877	417,227
Eric A. Bakken	0	0	7,577	138,703
Norma A. Knudsen	0	0	8,929	163,406
David Bortnem	0	0	0	0

(1)
The number of shares acquired on vesting of stock awards includes shares that were forfeited for withholding tax obligations. The number of shares forfeited for each Named Executive Officer is reported below:

Name	Number of Shares Used to Pay Taxes on Vested Awards (#)
Paul D. Finkelstein	18,158
Randy L. Pearce	4,575
Brent A. Moen	1,434
Gordon B. Nelson	7,487
Eric A. Bakken	2,480
Norma A. Knudsen	3,095
David Bortnem	0
(2)
Includes restricted stock awards that vested in connection with Mr. Finkelstein's and Mr. Nelson's retirement pursuant to the terms of their respective employment agreements, which are described below.

(3)
Includes 165,000 and 50,000 restricted stock units, which had a value upon vesting of $2,847,900 and $905,000, respectively, for Mr. Finkelstein and Mr. Pearce, respectively, the settlement of which was deferred until January 31, 2013.

Summary of Executive Agreements

Employment Agreement with Paul Finkelstein, Former Chairman & CEO

        We are party to an amended and restated employment agreement dated December 31, 2008 (the "2008 Agreement") with our former Chairman and Chief Executive Officer, Paul Finkelstein. The 2008 Agreement was again amended and restated during fiscal 2011 in connection with Mr. Finkelstein's retirement from his position as President of the Company and his anticipated retirement from his position as Chief Executive Officer with the Company, with such amendment and restatement effective as of March 1, 2011 (the "2011 Agreement" or the "Agreement"). By its terms, the Agreement expired on February 8, 2012 (the date of Mr. Finkelstein's retirement from his position as Chief Executive Officer). Key provisions in Mr. Finkelstein's restated Agreement include:

  •
  Base Salary—Mr. Finkelstein's base salary was $1,285,000.

  •
  Bonus—Mr. Finkelstein was eligible for an annual performance bonus for fiscal 2012, prorated for the period of his employment during fiscal 2012, as determined under the provisions of the Short Term Plan.

  •
  Long Term Incentives—Mr. Finkelstein was not eligible to participate under the Long Term Plan for either fiscal 2011 or fiscal 2012. He was, however, entitled to become 100% vested in his outstanding restricted stock and restricted stock unit awards upon his retirement on February 7, 2012. This included a restricted stock unit he received on March 9, 2007 for 65,000 shares that cliff vested at the end of the term of his Agreement (i.e., February 7, 2012), although payment of the RSUs, which settle in the form of shares of Common Stock, was automatically deferred until the January 31, 2013.

  •
  Transition Incentives—Mr. Finkelstein will be paid a cash award of $2,750,000, two-thirds of which was paid on February 8, 2012, and the remaining one-third will be paid in two equal annual installments on each of February 8, 2013 and 2014.

  •
  Life Insurance—We have reimbursed Mr. Finkelstein $100,000 annually for premiums payable by him with respect to life insurance coverage under a policy with a face amount of $10 million. We were required to make a total of ten annual premium payments on the life insurance policy, seven of which have been made. We have also provided Mr. Finkelstein with a gross-up for the federal and state income taxes on the resulting income. This benefit terminated upon Mr. Finkelstein's retirement on February 8, 2012.

  •
  Retirement Benefits—Upon retirement, Mr. Finkelstein was entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments (adjusted for an annual 4% cost of living increase) with an initial monthly payment amount equal to 60% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (which was $58,920), to be paid for the remainder of his life (the "retirement benefit"). For purposes of determining the present value of this hypothetical annuity, the following assumptions apply:

    (1)    Interest: The payment was discounted to present value at a rate of interest equal to the yield to maturity, of 30-year U.S. Treasury Notes as of Mr. Finkelstein's termination of employment, which was 3.14%.

    (2)    Mortality: It was assumed that payments would be made for the joint life and last survivor expectancy of Mr. Finkelstein and his former spouse, as determined at the start of payments under Table II (Joint Life and Last Survivor Expectancy) found in IRS Publication 590. Any payments to be made beyond the life expectancy of Mr. Finkelstein, as determined under Table I, are assumed to be fifty percent (50%) of the payments then being made to Mr. Finkelstein (as adjusted for cost of living).

    Payment of Mr. Finkelstein's retirement benefits was delayed for six months pursuant to the terms of his Agreement. On September 4, 2012, Mr. Finkelstein's retirement benefit was paid out as a lump sum in the amount of $15,129,455, half of which was paid to Mr. Finkelstein's former spouse.

  •
  Other Benefits—Mr. Finkelstein participated in our health and welfare benefits provided to other executive officers, and was entitled to certain severance protection, during his employment; however, these benefits terminated when he retired on February 8, 2012.

  •
  Post-Employment Consulting—Mr. Finkelstein will remain as a consultant to the Company on the following terms:

  •
  Consulting Period: Until February 8, 2014, subject to termination at any time by the Board.

  •
  Duties: To provide advice and assistance to the then-serving President and CEO on transition, personnel, shareholder and business issues and strategic initiatives, and to focus on retention of key business relationships and investments.

  •
  Compensation:An annual fee of $400,000 paid monthly during the consulting period. If Mr. Finkelstein's consulting services are terminated other than for Cause, he will be entitled to payment for the remaining consulting period at the time he otherwise would have received payment. If Mr. Finkelstein dies or becomes disabled prior to the end of the consulting period, he will receive a lump-sum payment of the consulting fee for the remaining consulting period. Mr. Finkelstein shall not be entitled to any further payments following termination of his consulting services for any other reason.

  •
  Restrictive Covenants—Mr. Finkelstein is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violations of restrictive covenants include injunctive relief.

  •
  Mandatory Arbitration—Disputes arising under Mr. Finkelstein's employment agreement are to be resolved by binding arbitration.

Employment Agreement with Randy Pearce, Former President

        We were party to an employment agreement with Randy Pearce, our former President, dated May 9, 2007, which was amended and restated during fiscal 2009 in order to comply with Code Section 409A and was effective December 31, 2008 (the "2008 Agreement" or the "Agreement"). Key provisions in Mr. Pearce's contract applicable to fiscal 2012 and his retirement include:

  •
  Base Salary—Mr. Pearce received a base salary of $650,000 from and after his promotion to President of the Company in February 2011.

  •
  Bonus—Mr. Pearce was eligible for an annual performance bonus as determined under the provisions of the Short Term Plan.

  •
  Long Term Incentives—Mr. Pearce was eligible to participate on the same basis as other executive officers under the Long Term Plan. However, no long term incentive awards were granted to executive officers generally during fiscal 2012, so no award was made to Mr. Pearce.

  •
  Retention Incentives—On May 9, 2007, Mr. Pearce received 50,000 restricted stock units which cliff vested at the end of the five-year contract term (i.e., May 9, 2012). The payment, which will be made in the form of Common Stock, was automatically deferred until January 31, 2013.

  •
  Life Insurance—In prior years, we made a total of ten annual payments for Mr. Pearce's life insurance premiums; however, we did not make any such payments in 2012 and will not make any such payments in the future due to Mr. Pearce's retirement from the Company.

  •
  Retirement Benefits—Upon retirement, Mr. Pearce became entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity consisting of monthly payments which are equal to the greater of $5,000 or 40% of his five-year average monthly compensation as of his termination of employment, excluding bonuses (which was $18,487), to be paid for 240 months. Mr. Pearce had the option to elect to receive his retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election was made in accordance with the requirements described in the Agreement and consistent with Code

    Section 409A. Mr. Pearce did not make such election and his retirement benefit will be paid out in a lump sum in the amount of $3,135,083 in January 2013. If Mr. Pearce dies before receiving full payment of his retirement benefit, payment will be made in a lump sum to his designated beneficiary (or his estate).

  •
  Other Benefits—Mr. Pearce participated in our health and welfare benefits provided to other executive officers, and was entitled to certain severance protection, during his employment; however, following Mr. Pearce's termination of employment on June 30, 2012, and continuing through his attainment of age 65 (January 2020), or with respect to his wife, through her attainment of age 65 (the "continuation coverage period"), Mr. Pearce and his wife are each entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that each had received immediately prior to Mr. Pearce's termination of employment (of if Mr. Pearce or his wife are ineligible to continue to be so covered, to be reimbursed for actual premiums paid to obtain alternative, substantially equivalent coverage during the continuation coverage period), as if Mr. Pearce had continued to be an executive employee of the Company.

  •
  Restrictive Covenants—Mr. Pearce is subject to restrictive covenants prohibiting the disclosure or use of confidential information, along with two-year covenants regarding non-competition and non-solicitation of employees. Our remedies for violation of restrictive covenants include injunctive relief and our ability to cease making any further payments of his retirement benefits.

  •
  Mandatory Arbitration—Disputes arising under Mr. Pearce's employment agreement are to be resolved by binding arbitration.

Employment Agreements with Remaining Named Executive Officers

        We are also party to employment agreements with our Chief Financial Officer (Brent Moen), our Executive Vice President, Business Development and General Counsel, Interim Corporate Chief Operating Officer (Eric Bakken), and our Executive Vice President, Merchandising (Norma Knudsen), and we were party to employment agreements with our former EVP-Fashion, Education & Marketing (Gordon Nelson), and our former Corporate Chief Operating Officer (David Bortnem). Mr. Nelson retired on June 30, 2012 and Mr. Bortnem's employment terminated on January 19, 2012. Mr. Bortnem's separation was governed by a separation agreement described below.

        The employment agreements for Mr. Moen, Mr. Bakken, Ms. Knudsen, Mr. Nelson and Mr. Bortnem are summarized below, including the key differences in their respective employment agreements:

  •
  Base Salary—Base salaries of each executive officer are as determined by the Committee from time to time. Their fiscal 2012 base salaries were: Mr. Moen, $275,000; Mr. Bakken, $400,000; Ms. Knudsen, $366,000; Mr. Nelson—$502,000 and Mr. Bortnem, $250,000.

  •
  Bonus—Each executive officer is eligible for an annual performance bonus as determined under the provisions of the Short Term Plan.

  •
  Long Term Incentives—Each executive officer is eligible to participate on the same basis as other executive officers under the Long Term Plan. Equity awards were granted to Mr. Moen, Mr. Bakken and Ms. Knudsen in connection with particular retention and incentive objectives, but no grants were made generally to the executive officer group and, therefore, no awards were made to Mr. Nelson (whose retirement had already been announced) or Mr. Bortnem.

  •
  Retirement Benefits—Upon retirement (at or after age 65), each executive officer is entitled to receive a lump sum cash payment equal to the present value of a hypothetical annuity of monthly payments which are equal to the greater of $5,000 or 40% of their respective five-year average monthly compensation as of their termination of employment, excluding bonuses

    (subject to a twenty year vesting schedule), to be paid for 240 months. Pursuant to his employment agreement, Mr. Nelson's monthly benefit increased by $2,500 because his employment was not terminated by us for Cause and Mr. Nelson did not terminate his employment without Good Reason. In the event of an early separation from the Company, the executive officer is entitled to receive a payout of the executive officer's monthly benefit, discounted to present value based on the number of months between the date of termination and the date of the executive officer's 65th birthday. Mr. Moen's, Mr. Bakken's and Ms. Knudsen's agreements provide that they will be entitled to the fully vested benefit if his or her employment is terminated without Cause or if he or she terminates for Good Reason at any time, and each executive officer's agreement provides that they will be entitled to the fully vested benefit if his or her employment terminates for any reason other than for Cause within two years of a Change in Control.

    Each executive officer has the option to elect to receive his or her retirement benefit in the form of the 240 monthly payments rather than the lump sum, provided that such election is made in accordance with the requirements described in their Agreement and consistent with Code Section 409A. If any executive officer dies before receiving full payment of his or her retirement benefit, payment will be made in a lump sum or monthly payments will continue, as applicable, to his or her designated beneficiary (or his or her estate). If any executive officer becomes disabled, he or she will receive monthly payments beginning six months after his disability begins and continuing until the earlier of his or her death or attainment of age 65, or until he ceases to be disabled, in an amount equal to his monthly benefit. At death or attainment of age 65, he or she (or his or her beneficiary) will receive the benefit described above under "Retirement Benefits." No retirement benefits are payable in the event of termination of employment for Cause. In connection with his retirement, Mr. Nelson will receive a lump sum payment of $3,323,309 in January 2013, based on his vested monthly benefit (based on 100% vesting for his years of service) of $18,310 and a 30-year U.S. Treasury Notes rate of 2.76%. Mr. Bortnem received a lump sum payment of $196,500 in August 2012 based on his vested monthly benefit (based on 30% vesting for his years of service) of $1,853 and a 30-year U.S. Treasury Notes rate of 3.05%.

    Under the new employment agreements signed by Mr. Moen, Mr. Bakken and Ms. Knudsen effective August 31, 2012, we froze vesting in these retirement benefits as of June 30, 2012, subject to the continued right to full acceleration in the event of termination without Cause or termination for Good Reason, as described above. We also limited the calculation of the monthly benefit to the executive's five-year average monthly base salary as of June 30, 2012.

  •
  Life Insurance—We have agreed to pay premiums for a total of ten years (or as extended beyond such period by approval of the Compensation Committee) on the existing policies insuring the lives of each of our executive officers, other than Mr. Bortnem. As of June 30, 2012, we have made the following number of payments on each policy: Mr. Moen, eight payments on one policy and two payments on a second policy; Mr. Bakken, six payments on one policy and eight payments on a second policy; Ms. Knudsen, twelve payments; and Mr. Nelson, twelve payments. We also provided the executive officers with gross-ups for federal and state income taxes on the resulting income from our payment of the premium payments. As of June 30, 2012, the aggregate face amount of the policies is approximately: Mr. Moen, $3.1 million, Mr. Bakken, $3.2 million, Ms. Knudsen, $2.1 million, and Mr. Nelson, $3.3 million.

    In connection with the new employment agreements signed by the executive officers effective August 31, 2012, we ceased providing tax gross-ups for these life insurance payments.

  •
  Health, Welfare and Other Benefits—During each executive officer's employment, health and welfare benefits are provided on the same basis as for other executive officers. In addition, for the period commencing on Mr. Nelson's termination of employment (June 30, 2012) and continuing through his attainment of age 65 (March 2016), or with respect to his wife, through her attainment of age 65 (the "continuation coverage period"), each of Mr. Nelson and his wife are entitled to the continuation of the same or equivalent health, hospitalization, prescription drug and dental insurance coverage that each had received immediately prior to Mr. Nelson's termination of employment (of if Mr. Nelson or his wife are ineligible to continue to be so covered, to be reimbursed for actual premiums paid to obtain alternative, substantially equivalent coverage during the continuation coverage period), as if Mr. Nelson had continued to be an executive employee of the Company.

  •
  Change in Control—Under the employment agreements in effect during fiscal 2012, the executive officers were entitled to an amount equal to three times the sum of his or her base salary and highest three year bonus (in addition to his or her monthly retirement benefits) if the executive officer was terminated by us for any reason, other than Cause, or resigned for Good Reason within two years following a Change in Control. Upon a Change in Control, the executive officers were entitled to receive a certain number of shares of common stock upon a Change in Control as partial recompense for having given up a non-parachute excise tax gross-up to which they were each previously entitled but was eliminated by the Company. The executive officers were thus entitled to a gross-up for the impact of parachute tax only (to put him or her in the same income tax position as if there was no parachute tax). Additionally, upon any termination of the executive officer's employment following a Change in Control (except for Cause), he or she receives (1) the same retirement benefits described under "Retirement Benefits," except that the lump-sum is equal to the sum of the payments due, determined as if he or she is fully vested and without a present value reduction, and (2) a lump sum payment of any unpaid amounts described above under "Life Insurance."

    In connection with the new employment agreements signed by the executive officers effective August 31, 2012, we reduced the change in control severance benefit to two times the executive officer's base salary and target bonus for the year in which the change in control occurs. The severance benefits also include up to 18 months of benefits continuation payments. The severance amounts will be paid over a period of two years and are subject to offset for any compensation from other full-time employment during that period, and subject to termination in the event of any breach of the restrictive covenants. We also eliminated the right to receive a tax gross-up for the impact of any parachute tax and the restricted stock grants that would have been due upon a change in control.

  •
  Restrictive Covenants—The executive officers are subject to a twenty-four (24) month non-compete restrictive covenant. Our remedies for violation of the restrictive covenant include our ability to cease making further payments of retirement and severance benefits.

    Under the new employment agreements, severance payments will be made over time, as opposed to payment in a lump sum, which will provide enhanced enforceability of the restricted covenants.

  •
  Mandatory Arbitration—Disputes arising under the executive officers' employment agreements are to be resolved by binding arbitration.

  •
  Nelson Consulting Arrangement—Effective as of April 26, 2011, we entered into an amendment to Mr. Nelson's employment agreement to provide for post-employment consulting services to be provided by Mr. Nelson to the Company following his separation from service with the Company, which occurred on June 30, 2012. The key provisions of the post-employment consulting arrangement are as follows:

  •
  Consulting Period: Thirty-six (36) months following the termination of Mr. Nelson's employment with the Company.

    •
    Duties: To provide advice and assistance with regard to the Company's training and education programs.

    •
    Compensation: Mr. Nelson will be paid an annual fee of $250,000 to be paid monthly during the consulting period for so long as he provides consulting services to the Company. If Mr. Nelson's services are terminated prior to the expiration of the consulting period for other than Cause, Mr. Nelson will remain entitled to payment of compensation for the remaining consulting period at the time he otherwise would have received payment.

    •
    Acceleration of Long Term Incentives: In addition to the consulting fee, Mr. Nelson became 100% vested in his unvested restricted stock awards on June 30, 2012, his retirement date.

Definitions under Executive Agreements

        Certain of the terms used in the executive agreements as in effect during fiscal 2012 are defined below:

  •
  Cause—acts resulting in a felony conviction that is materially detrimental to the financial interests of the Company; willful nonperformance by the executive of his material employment duties (other than by reason of physical or mental incapacity); or willful engagement in fraud or gross misconduct that is materially detrimental to the financial interests of the Company.

  •
  Change in Control—a person is or becomes the beneficial owner of 20% or more of the outstanding common stock or outstanding voting securities of the Company; consummation of a merger or consolidation of the Company, a statutory share exchange or an acquisition of all or substantially all of the Company's assets unless the beneficial owners of the Company's outstanding voting securities immediately prior to the transaction beneficially own more than 50% of the voting power of the outstanding voting securities of the surviving entity in substantially the same proportions; or the incumbent directors cease to constitute at least a majority of the Board.

  •
  Good Reason—assignment to the executive of duties inconsistent with his status or any adverse alteration in the executives reporting responsibilities, titles or offices; reduction of the executive's base salary; material breach of the agreement by the Company; requirement that the executive's principal place of employment be relocated by more than 30 miles from the Company's current address; or the Company's failure to obtain an agreement from any successor entity to assume the Company's obligations under the agreement.

  •
  Disability—physical or mental disability or health impairment that prevents the effective performance by the executive of his duties on a full time basis.

Separation Agreement with David Bortnem, Former Corporate Chief Operating Officer

        As referenced above, Mr. Bortnem's employment with the Company was terminated effective as of January 19, 2012. In connection with such termination, we have entered into a Separation and Non-Disparagement Agreement and General Release with Mr. Bortnem, the key provisions of which are as follows:

  •
  Severance Compensation—Mr. Bortnem received severance compensation of $250,000 in a lump sum after the release rescission period. The severance amount represents one year of Mr. Bortnem's base salary exclusive of his perquisite allowance amount ordinarily included as base salary.

  •
  Bonus—Mr. Bortnem was entitled to receive a bonus payment pursuant to the Short Term Plan for fiscal 2012, prorated for a period of seven months during which Mr. Bortnem was employed, with payment made at the same time as payments were made to all eligible executives.

  •
  Long-Term and Equity Incentives—Pursuant to the terms of the Long Term Plan, we did not exercise our discretion to accelerate vesting of Mr. Bortnem's unvested restricted stock but rather Mr. Bortnem's unvested restricted stock, stock option and stock appreciation right awards were forfeited. Under the terms of the Long Term Plan, Mr. Bortnem was allowed to exercise his vested, unexercised stock option and stock appreciation rights for a period of ninety (90) days following his termination date, provided such exercise was during an open trading window pursuant to our Insider Trading Policy; however, his options and SARs expired unexercised prior to June 30, 2012.

  •
  Retirement Benefits—Pursuant to the terms of Mr. Bortnem's Employment and Deferred Compensation Agreement with us, Mr. Bortnem received a lump sum cash payment of his retirement benefit (see discussion under the supplemental retirement benefit portion of the "Retirement Plans and Arrangements" section below based on a fully vested monthly benefit to be discounted as provided under the terms of his employment agreement and paid the first day of the month following the date that is six months after his termination date. In connection with his termination from employment with the Company on January 19, 2012, Mr. Bortnem's retirement benefit was paid to him on August 2, 2012 in the amount of $196,500.

  •
  Health and Welfare Benefits—Mr. Bortnem and his spouse are permitted to continue participation in our health and welfare benefit plans consistent with the coverage provided to Executive Vice Presidents of the Company for 18 months. In addition, we have agreed to allow Mr. Bortnem to continue his participation in our executive medical reimbursement plan, which provides for the reimbursement of qualified medical expenses not to exceed $7,000 annually for the same period. We agreed to provide Mr. Bortnem with a tax gross-up related to these payments.

  •
  Company Benefits and Executive Perquisites—Mr. Bortnem received a one-time lump sum payment of $31,880 in lieu of the perquisite allowance amount ordinarily included in base salary, plus continued use of his leased vehicle through November 30, 2012 (with a value of $11,590), along with a tax gross-up related to these benefits.

  •
  Outplacement; Legal Fees—Mr. Bortnem received a payment of $20,000 to be used at his discretion for outplacement services, and $600 to be used at his discretion for professional fees related to the review of his separation agreement.

  •
  Covenants—As part of the separation agreement, Mr. Bortnem has agreed to a general non-disparagement clause, a release of legal claims against the Company, and a twenty-four (24) month non-compete restrictive covenant.

Retirement Plans and Arrangements

        Historically, we have provided the Named Executive Officers with the following retirement benefits: Nonqualified deferred compensation benefit, and Executive Retirement Savings Program.

        Nonqualified supplemental retirement benefit:    Historically, we offered senior executives a nonqualified supplemental executive retirement benefit that is funded through key personal life insurance policies. The retirement benefit is included within the terms of an executive's employment agreement with the Company and provides for a lump sum payment upon retirement in an amount equal to the present value of a hypothetical annuity of 240 monthly payments which are equal to the executive's vested percentage multiplied by the greater of (i) 40% of the executive's average monthly compensation for the sixty (60) month period preceding the executive's termination (60% in the case of Mr. Finkelstein) and (ii) $5,000. The present value of the annuity is determined using an interest rate equal to the yield to maturity of 30-year U.S. Treasury Notes as of the date of payment. An executive's vested percentage is determined under a 20-year vesting schedule based on the executive's completed years of service, with vesting commencing at five percent (5%) after 7 years of service and the executive becoming fully vested after 20 years of service.

        Under their employment agreements, executives have the option to elect to receive their retirement benefit in the form of an annuity (i.e., the 240 monthly payments) rather than the lump sum, provided that such election is made in accordance with the requirements described in their employment agreement. With regard to the employment agreements with a supplemental retirement benefit, all of the executives who have such an agreement have elected to receive their benefit in the form of a lump sum.

        In addition to the possibility for reduction based on: (1) the vesting schedule, and/or (2) the present value discount for a lump sum payment, an executive's retirement benefit is subject to further discount if paid prior to age 65 (an "Early Retirement"). If payment is made in connection with an Early Retirement, the hypothetical annuity of 240 monthly payments is discounted by first calculating the benefit as an annuity starting at age 65, and then converting it to an immediate commencement annuity using a Treasury Note rate with a duration comparable to the duration between the time of payment and the time that the executive would attain the age of 65. Subject to timing requirements as set forth in the executive's employment agreement, executives have the option to elect, at least 12 months prior to their Early Retirement, to defer receipt of their retirement benefit, and therefore to receive a larger benefit.

        The nonqualified supplemental retirement benefit is designed to recognize long-term service with Regis and as a retention tool through the vesting schedule and discounting provisions. The nonqualified supplemental retirement benefit is forfeited upon an executive's termination for Cause (as defined in the executive's Employment Agreement). For Mr. Moen, Mr. Bakken and Ms. Knudsen, any termination of their employment without Cause or for Good Reason (each as defined in the executive's employment agreement) will result in the executive becoming fully vested in the entire benefit.

        Effective June 30, 2012, we froze the supplemental retirement benefit. Executives who were not vested in any portion of their retirement benefit will never vest in that benefit. In addition, executives with vested benefits had their benefits frozen such that they will not be entitled to further vesting credit for continued employment and the calculation of the benefit payable will be based on the sixty (60) month period preceding June 30, 2012 (as opposed to the sixty (60) month period preceding the date of termination). We also froze the interest rate used to calculate the present value of the annuity at the yield to maturity of 30-year U.S. Treasury Notes at June 30, 2012.

        Executive Retirement Savings Plan:    Named Executive Officers are eligible to defer some or all of their annual salary and/or annual non-equity incentive compensation (i.e., bonus) into our Executive Retirement Savings Plan, a nonqualified deferred compensation plan. Executives may defer up to 100% of their annual compensation, including bonus. Elections to defer compensation under the Executive Retirement Savings Plan are made annually, prior to the beginning of the year in which the deferred compensation is earned. Employer contributions under the Executive Retirement Savings Plan for our Named Executive Officers include a 25% match on up to a maximum of $100,000 in deferred compensation and a discretionary annual profit sharing contribution. We deposit the deferred amounts and employer contributions into a trust for the benefit of plan participants. In accordance with tax laws, the assets of the trust are subject to claims of the Company's creditors. Participant account balances are deemed invested as the executive directs, from time to time, among the investment alternatives offered. Subject to compliance with applicable tax requirements (including without limitation Code Section 409A), executives may elect the distribution date for salary and bonus deferrals. However, employer profit sharing contributions are distributed only upon termination of employment.

 PENSION BENEFITS IN 2012

        The following table sets forth certain information concerning pension benefits for the Named Executive Officers for fiscal 2012:

Name	Age at June 30, 2012	Plan Name(1)	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)(3)
Paul D. Finkelstein	69	Employment and Deferred Compensation Agreement	26	15,129,455	—
Randy L. Pearce	57	Employment and Deferred Compensation Agreement	29	3,135,083	—
Brent A. Moen	45	Employment and Deferred Compensation Agreement	10	129,086	—
Gordon B. Nelson	61	Employment and Deferred Compensation Agreement	35	3,323,309	—
Eric A. Bakken	45	Employment and Deferred Compensation Agreement	18.5	742,296	—
Norma A. Knudsen	54	Employment and Deferred Compensation Agreement	17	1,005,287	—
David Bortnem	46	Employment and Deferred Compensation Agreement	13	196,500	—

(1)
Retirement benefits provided under the applicable employment agreement for each Named Executive Officer as described above under "Summary of Executive Agreements."

(2)
Present value of pension benefits for Messrs. Finkelstein, Pearce, Nelson and Bortnem reflect their actual payout amounts due to their termination of employment on or prior to June 30, 2012. Present value of pension benefits for Messrs. Moen and Bakken and Ms. Knudsen are calculated based on the following assumptions: (i) freezing of the pension benefits as described above under "Retirement Plans and Arrangements," (ii) expected retirement age of the later of (A) June 30, 2012 or (B) age 65, which is the earliest time a participant may retire without any benefit reduction due to age, (iii) post-retirement mortality of RP-2000, (iv) cost of living adjustment return of 2.5% and (v) discount rate of 4.0%.

(3)
For information about payments made or to be made subsequent to fiscal 2012 to Mr. Finkelstein, Mr. Pearce, Mr. Nelson and Mr. Bortnem, see "Summary of Executive Agreements."

 NONQUALIFIED DEFERRED COMPENSATION FOR 2012

        The following table sets forth certain information concerning nonqualified deferred compensation under our Executive Retirement Savings Plan for the Named Executive Officers for fiscal 2012:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(1)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Paul D. Finkelstein	86,505	12,500	(181,621)	0	2,767,579
Randy L. Pearce	109,152	25,000	20,536	134,159	577,074
Brent A. Moen	60,752	16,728	(1,979)	102,282	231,858
Gordon B. Nelson	145,833	36,458	26,983	125,006	695,646
Eric A. Bakken	100,000	25,000	1,167	125,006	177,656
Norma A. Knudsen	28,783	22,207	8,408	180,099	248,773
David Bortnem	13,542	14,672	2,067	89,131	91,202

(1)
The following amounts of contributions and earnings reflected in the table above have been reported in the current year or prior years' Summary Compensation Tables as follows:

		Current Year Summary Compensation Table
Name	Total Amount Reported in Current or Prior Summary Compensation Tables ($)	Salary ($)	Non-Equity Incentive Plan ($)	Above-Market Earnings ($)	Company Match and Profit-Sharing Contribution in All Other Compensation ($)
Paul D. Finkelstein	2,641,965	86,505	0	0	12,500
Randy L. Pearce	1,556,611	109,152	0	0	25,000
Brent A. Moen	187,282	33,802	26,950	0	16,728
Gordon B. Nelson	2,283,276	145,833	0	0	36,458
Eric A. Bakken	125,000	100,000	0	0	25,000
Norma A. Knudsen	50,990	0	28,783	0	22,207
David Bortnem	28,214	13,542	0	0	14,672

(2)
The measurement funds available under the Executive Retirement Savings Plan as of June 30, 2012, and their annualized returns as of June 30, 2012, were as follows:

Name of Fund	Rate of Return
American Beacon Large Cap Value Plan	2.24%
Fidelity Contrafund	6.11
Spartan U.S. Bond Index Fund	7.54
Turner Midcap Growth Fund	(11.72)
Fidelity Midcap Value Fund	(1.39)
Fidelity Freedom 2000 Fund	2.43
Columbia Acorn USA Fund-Class Z	(3.90)
Wells Fargo Small Cap Value Fund-Class Z	(1.93)
Fidelity International Discovery Fund	(12.13)
Spartan International Index Fund-Investor Class	(13.74)
Spartan Extended Market Index-Investor Class	(2.10)
Spartan 500 Index Fund	1.41
MFS Massachusetts Investors Trust Class R3	5.40
Regis Corporation Common Stock Fund	17.23
Pimco Total Return Fund-Administrative Fund	6.69
Fidelity Freedom 2005 Fund	1.18
Fidelity Freedom 2010 Fund	1.00
Fidelity Freedom 2015 Fund	1.01
Fidelity Freedom 2020 Fund	0.32
Fidelity Freedom 2025 Fund	(0.64)
Fidelity Freedom 2030 Fund	(1.08)
Fidelity Freedom 2035 Fund	(2.29)
Fidelity Freedom 2040 Fund	(2.39)
Fidelity Freedom 2045 Fund	(2.77)
Fidelity Freedom 2050 Fund	(3.16)
Fidelity Freedom 2055 Fund	(3.40)
Fidelity Money Market Trust Retirement Portfolio	0.01
Fidelity Freedom Income Fund	2.57

 Potential Payments Upon Termination or Change in Control

        The tables that follow describe potential payments and benefits provided to our NEOs or their beneficiaries under the employment agreements, plans and arrangements in existence at June 30, 2012 under various scenarios involving a termination of employment and/or a change in control, and assuming that the termination or change in control event(s) occurred on June 30, 2012. The agreements are described in more detail above under "Summary of Executive Agreements." The following presentation has been keyed to the following events upon which an NEO or their beneficiaries would be entitled to a payment or benefit:

  •
  voluntary termination or involuntary termination not related to a change in control;

  •
  termination due to death;

  •
  termination due to disability;

  •
  a change in control not involving an employment termination; and

  •
  involuntary termination or voluntary termination after a change in control.

Unless otherwise specified, an "involuntary termination" for these purposes includes a termination by the NEO for "Good Reason," but does not include a termination for "Cause." A "voluntary termination" refers to a termination by the NEO other than for "Good Reason." "Cause" and "Good Reason" for these purposes have the meetings described above under "Definitions under Executive Agreements."

        As indicated in the CD&A, we made several changes to our post-termination and change in control agreements. Since these changes were not effective until August 31, 2012, they are not reflected in the numbers and descriptions below.

        Because the employment of Messrs. Finkelstein, Pearce, Nelson and Bortnem terminated during or at the close of fiscal 2012, information has only been provided based on their actual termination event.

Voluntary Termination Not Related to Change in Control

Name	Enhanced/ Accelerated Retirement Benefits(1)($)	Consulting Payments(2)($)	Medical and Dental Benefits(3)($)
Paul D. Finkelstein	0	N/A	N/A
Randy L. Pearce(2)	0	N/A	83,344
Brent A. Moen	172,811	N/A	N/A
Gordon B. Nelson(2)	0	375,000	42,430
Eric A. Bakken	993,121	N/A	N/A
Norma A. Knudsen	1,171,631	N/A	N/A

(1)
Amounts represent the present value of a hypothetical annuity of 240 monthly payments (the monthly benefit described above under the section titled "Retirement Plans and Arrangements"), calculated using a 2.76% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012. Messrs. Finkelstein, Pearce, Nelson and Bakken and Ms. Knudsen are entitled to a retirement payment upon voluntary termination. This payment is described in the section titled "Pension Benefits in 2012" and is not listed again here.

(2)
Mr. Pearce's and Mr. Nelson's employment terminated voluntarily on June 30, 2012 in connection with their retirements. Accordingly, the amounts reported are the amounts Mr. Pearce and Mr. Nelson actually received pursuant to the terms of their employment agreements with the Company. Pursuant to his employment agreement, Mr. Nelson will remain a consultant to the

  Company and will receive annual compensation of $250,000 for his services. He is also entitled to receive these payments if his consultancy is terminated for any reason other than Cause. For additional information on the employment agreements with Messrs. Pearce and Nelson, see "Summary of Executive Agreements" above.

(3)
Represents the present value of the estimated annual medical and dental insurance premiums for Messrs. Pearce and Nelson and their spouses through the age of 65.

Involuntary Termination Not Related to Change in Control

Name	Severance(1)($)	Life Insurance Benefits(2)($)	Enhanced/ Accelerated Retirement Benefits(3)($)	Accelerated Vesting of Equity Awards(4)($)
Brent A. Moen	N/A	N/A	172,811	N/A
Eric A. Bakken	N/A	384,124	993,121	220,603
Norma A. Knudsen	N/A	N/A	1,171,631	N/A
David Bortnem	373,253	N/A	N/A	N/A

(1)
Because Mr. Bortnem's employment terminated during fiscal 2012, the amounts reported for Mr. Bortnem are the actual amounts he has received or will receive pursuant to the terms of his Separation Agreement with the Company, including certain tax gross-ups related to those amounts. For additional information on the Separation Agreement with Mr. Bortnem, see "Summary of Executive Agreements—Separation Agreement with David Bortnem, Former Corporate Chief Operating Officer" above.

(2)
The amount represents a lump sum cash payment equal to the sum of all unpaid life insurance premium payments as described under the "Employment Agreements with Remaining Named Executive Officers—Life Insurance" section of this Proxy Statement, plus a tax gross-up amount to cover federal and state income taxes on the amount reimbursed payment.

(3)
The amounts represent a lump sum cash payment equal to the present value of a hypothetical annuity of 240 monthly payments (the monthly benefit described in the section titled "Retirement Plans and Arrangements") calculated using a 2.76% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

(4)
Amounts represent the intrinsic value of one restricted stock award as of June 30, 2012 for which the vesting was accelerated. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.96.

Termination Due to Death

Name	Accelerated Vesting of Equity Awards(1)($)	Survivor Benefit(2)($)	Life Insurance Benefits(3)($)
Brent A. Moen	252,174	1,414,208	N/A
Eric A. Bakken	543,513	1,913,472	384,124
Norma A. Knudsen	411,669	2,160,853	N/A

(1)
Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2012 for which the vesting was accelerated. The value entered for options and SARs is based on the difference between $17.96, the closing price of the Company's Common Stock on June 29, 2012 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.96.

(2)
Amounts represent the present value of a hypothetical annuity of the monthly retirement benefit payable to his or her beneficiary for 240 months calculated using a 2.76% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

(3)
The amount represents a lump sum cash payment equal to the sum of all unpaid life insurance premium payments as described under the "Employment Agreements with Remaining Named Executive Officers—Life Insurance" section of this Proxy Statement, plus a tax gross-up amount to cover federal and state income taxes on the amount reimbursed payment.

Termination Due to Disability

Name	Accelerated Vesting of Equity Awards(1)($)	Enhanced/ Accelerated Retirement Benefits(2)($)	Life Insurance Benefits(3)($)
Brent A. Moen	252,174	1,541,018	N/A
Eric A. Bakken	543,513	2,654,810	384,124
Norma A. Knudsen	411,669	2,271,335	N/A

(1)
Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2012 for which the vesting was accelerated. The value entered for options and SARs is based on the difference between $17.96, the closing price of our Common Stock on June 29, 2012 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.96.

(2)
Amounts represent the lump sum cash payment equal to the sum of (i) the present value of the monthly retirement benefit payable commencing six months after the period of disability begins and continuing until the executive attains age 65 (assuming that the executive does not die before reaching age 65); plus (ii) the present value of a hypothetical annuity of 240 month payments commencing at age 65 (the monthly benefit described in the section titled "Retirement Plans and Arrangements") calculated using a 2.76% rate of interest, which is equal to the yield to maturity of 30-year U.S. Treasury Notes as of June 30, 2012.

(3)
The amount represents a lump sum cash payment equal to the sum of all unpaid life insurance premium payments as described under the "Employment Agreements with Remaining Named Executive Officers—Life Insurance" section of this Proxy Statement, plus a tax gross-up amount to cover federal and state income taxes on the amount reimbursed payment.

Change in Control

Name	Additional Equity Award(1)($)	Accelerated Vesting of Existing Equity Awards(2)($)	Tax Gross- Up(3)($)
Brent A. Moen	359,200	252,174	0
Eric A. Bakken	538,800	543,513	0
Norma A. Knudsen	718,400	411,669	0

(1)
Amounts represent the intrinsic value of unrestricted stock awards granted as of June 30, 2012, determined by multiplying the number of shares granted by $17.96, the closing price of our Common Stock on June 29, 2012 on the NYSE. The number of shares to be awarded pursuant to the respective employment agreements is 20,000 shares for Mr. Moen, 30,000 shares for Mr. Bakken and 40,000 shares for Ms. Knudsen.

(2)
Amounts represent the intrinsic value of SAR, option and restricted stock awards as of June 30, 2012 for which the vesting was accelerated. The values entered for options and SARs are based on the difference between $17.96, the closing price of our Common Stock on June 29, 2012 on the NYSE, and the option or SAR exercise price. The value entered for restricted stock is the number of shares for which vesting was accelerated multiplied by $17.96.

(3)
Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 ("Code Section 4999") with respect to payments and benefits disclosed in this table. If a termination were to occur after or in connection with a change in control, additional payments and benefits would be provided as described in the two following tables, and the tax gross-up calculations described below would apply. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Termination After Change in Control

        As disclosed in the immediately preceding table, certain payments and benefits would be made available to the NEOs regardless of whether a termination of employment also occurs. This table and the table that follows it (the "Voluntary Termination After Change in Control" table) describe additional payments and benefits that would be provided under certain circumstances if an NEO's employment terminates after (generally within two years) a change in control. For presentation purposes, such a termination of employment is deemed to occur on June 30, 2012, concurrently with the change in control. The tax gross-up amounts disclosed in each of the two tables that follow reflect calculations that include payments and benefits provided under the immediately preceding table (regardless of whether there is a termination of employment in connection with the change in control) and those provided under the applicable table that follows. As such, the tax gross-up amounts in each of the following two tables are not additive to the tax gross-up amounts shown in the immediately preceding table.

Involuntary Termination After Change in Control

Name	Severance(1) ($)	Pro Rata Bonus(2)($)	Life Insurance Benefits(3)($)	Enhanced/ Accelerated Retirement Benefits(4)($)	Tax Gross- Up(5)($)
Brent A. Moen	1,088,250	N/A	55,961	1,831,932	1,589,209
Eric A. Bakken	1,680,662	N/A	384,124	2,478,667	1,977,099
Norma A. Knudsen	1,725,580	N/A	0	2,799,120	1,752,237

(1)
Amount shown is a lump sum payment equal to three times the sum of the executive's annual base salary and largest annual bonus received during the 36 months immediately preceding the change in control.

(2)
Prorated based on the number of days the executive was employed during the fiscal year in which termination occurred.

(3)
The amounts represent a lump sum cash payment equal to the sum of all unpaid life insurance premium payments as described under the "Employment Agreements with Remaining Named Executive Officers—Life Insurance" section of this Proxy Statement, plus a tax gross-up amount to cover federal and state income taxes on the amount reimbursed payment.

(4)
Amounts represent a lump sum cash payment equal to his or her full monthly benefit multiplied by 240, without present value discount and with full vesting granted.

(5)
Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the immediately preceding table. The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

Voluntary Termination After Change in Control

Name	Enhanced/ Accelerated Retirement Benefits(1)($)	Tax Gross-Up(2)($)
Brent A. Moen	1,831,932	948,195
Eric A. Bakken	2,478,667	820,356
Norma A. Knudsen	2,799,120	0

(1)
Amounts represent a lump sum cash payment equal to his full monthly benefit multiplied by 240, without present value discount and with full vesting granted.

(2)
Represents amounts payable by us to reimburse the NEOs for the amount of any excise taxes payable under Code Section 4999 in connection with the payments and benefits summarized in this table and the prior table entitled "Change in Control." The gross-up amounts assume a 35% federal tax rate, 7.85% state tax rate and 1.45% payroll tax rate.

2012 Director Compensation Table

        Compensation of our directors is reviewed and determined by the Board on an annual basis, with consideration given to industry comparisons of directors' compensation. A portion of director compensation will be linked to our stock performance in the form of equity awards. Employee directors do not receive any cash or other compensation for their services as directors. The cash compensation for non-employee directors who serve during only a portion of a fiscal year is prorated.

        The compensation program for our non-employee directors in effect at the beginning of the year consisted of the following:

  •
  an annual cash retainer of $75,000 for service as a director, plus expenses;

  •
  an annual cash retainer of $10,000 for serving as chairman of the Audit Committee; and

  •
  7,000 shares of restricted stock, which vested ratably over 5 years.

        During fiscal 2012, the Compensation Committee retained Towers Watson to conduct a market review of our non-employee director compensation. In connection with that review, the Compensation Committee approved certain changes to our non-employee director compensation, which are summarized below:

  •
  the annual cash retainer was reduced to $70,000;

  •
  the annual cash retainer for the chairman of the Audit Committee was increased to $15,000;

  •
  annual cash retainers of $10,000 and $7,500 were approved for the chairs of the Compensation Committee and Governance Committee, respectively;

  •
  the equity component was changed to a deferred stock unit valued at $90,000, which vests monthly over a period of one year and does not pay out until the director leaves the Board; and

  •
  the additional compensation payable to our independent Chairman of the Board was set at $85,000, with such amount paid in the form of deferred stock units that vest monthly over a period of one year and do not pay out until the director leaves the Board.

        In addition, to compensate Mr. Conner for his additional work as independent Chairman of the Board during this year of transition, which includes his additional work related to our CEO transition and integration, Mr. Conner receives $15,000 per month, which amount is payable in the form of restricted stock units that vest monthly over a period of one year, and which payments are expected to continue while the CEO succession/integration continues.

        The following table shows, for each of the non-employee directors, information concerning annual and long-term compensation earned for services in all capacities during the fiscal year ended June 30, 2012.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Rolf F. Bjelland	42,500	0	1,015	43,515
Joseph L. ("Joel") Conner	75,000	310,008	2,981	387,989
James P. Fogarty	51,062	89,998	0	141,060
Van Zandt Hawn	37,500	0	1,015	38,515
Susan S. Hoyt	37,500	0	1,015	38,515
David B. Kunin	37,500	0	1,015	38,515
Michael J. Merriman	51,062	89,998	0	141,060
Jeffrey C. Smith	51,062	89,998	0	141,060
Stephen E. Watson	75,000	89,998	3,752	168,750
David P. Williams	58,370	89,998	0	148,368

(1)
Values expressed represent the aggregate grant date fair value of stock awards granted during fiscal 2012, as computed in accordance with FASB ASC Topic 718, based on the closing stock price on the grant date. See Note 14 to our consolidated financial statements for the fiscal year ended June 30, 2012 for a description of the assumptions used in calculating these amounts.

(2)
Represents dividends paid on restricted stock awards.

        The following table shows, for each of our non-employee directors, the aggregate number of stock and option awards outstanding as of June 30, 2012:

Name	Aggregate Stock Awards Outstanding as of 06/30/12 (#)	Aggregate Option Awards Outstanding as of 06/30/12 (#)
Rolf F. Bjelland(1)	0	0
Joseph L. ("Joel") Conner	28,724	0
James P. Fogarty	5,011	0
Van Zandt Hawn(1)	0	0
Susan S. Hoyt(1)	0	0
David B. Kunin(1)	0	0
Michael J. Merriman	5,011	0
Jeffrey C. Smith	5,011	0
Stephen E. Watson	17,544	7,000
David P. Williams	5,011	0

  (1)
  All stock awards held by these former directors whose terms ended October 27, 2011 were forfeited at that time and their stock options expired unexercised on January 25, 2012, which was the date 90 days after their terms ended.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides information about our Common Stock that may be issued under all of our stock-based compensation plans in effect as of June 30, 2012.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders(1)	1,642,694	$30.31	6,126,904	(2)
Equity compensation plans not approved by security holders	0		0

Total	1,642,694	$30.31	6,126,904

(1)
Includes stock options granted under the Regis Corporation 2000 Stock Option Plan as well as shares granted through stock options, stock appreciation rights and restricted stock units under the Long Term Plan. Information regarding the stock-based compensation plans is included in Notes 1 and 14 to the consolidated financial statements for the year ended June 30, 2012.

(2)
The Company's Long Term Plan provides for the issuance of a maximum of 6,750,000 shares of the Company's common stock through stock options, stock appreciation rights, restricted stock, or restricted stock units. As of June 30, 2012, 403,120 unvested restricted stock shares were outstanding under the Long Term Plan, which are not reflected in this table. However, the remaining 4,837,972 common shares available for grant under the Long Term Plan (which are available for grant as restricted stock shares or units, as well as stock options or stock appreciation rights) are included in the number of securities remaining available for future issuance under equity compensation plans as disclosed in this table. As of June 30, 2012, there were also 982,495 and 306,437 common shares available for issuance under the Stock Purchase Plan and the Regis Corporation Franchise Contributory Stock Purchase Plan, respectively.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and shareholders are required by the SEC's regulations to furnish us with copies of all such reports.

        To our knowledge, based solely on a review of copies of reports filed with the SEC during the fiscal year ended June 30, 2012, all applicable Section 16(a) filing requirements were complied with.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        We have been a party to certain related party transactions. The two related parties involved in these transactions, David Kunin and Paul Finkelstein, were directors and/or officers of the Company for part of fiscal 2012, but are no longer directors or officers of the Company. During fiscal 2012, our Board of Directors reviewed all of these transactions, and many of them were amended or terminated. A description of these transactions and the amounts paid in connection with these transactions during fiscal 2012 is included below:

  •
  Curtis Squire, Inc. ("CSI"), a family investment company, a majority of whose voting stock is owned by Myron Kunin, our former Vice Chairman and former member of our Board of Directors, previously rented certain artwork to us in return for which we compensated certain of our employees who devoted time to CSI's business and we furnished office space and equipment for use by CSI, and in exchange for which we paid CSI an annual fee of $250,000. Commencing in April 2012, we restructured our agreement with CSI so that we would no longer pay CSI rent for the artwork located in our offices, but rather CSI would pay us to hold and display the art in our offices. Under the revised agreement, CSI reimburses us monthly for the compensation we pay to our employees who work full-time for CSI (for the period April 1, 2012 to June 30, 2012, CSI has reimbursed us a total of $88,626 for such expenses), and CSI pays us an additional annual fee of $25,000, which is paid in monthly installments of $2,083. Accordingly, we paid CSI $187,500 during fiscal 2012 under the prior arrangement, and CSI paid us $6,250 during fiscal 2012 under the new arrangement. David Kunin, Myron Kunin's son, was a member of our Board of Directors for a portion of fiscal 2012 until October 27, 2011.

  •
  Beautopia, LLC is owned by CSI and David Kunin, a former member of our Board of Directors. During fiscal 2012, we paid Beautopia $63,103 for hair care products purchased in the ordinary course of business during the first half of fiscal 2012, but did not purchase additional products from them during the remainder of fiscal 2012.

  •
  From July 1, 2011 through December 16, 2011, we paid the Waldman Group, a subcontractor of a company owned by Timothy Kunin, a son of Myron Kunin and brother of David Kunin, $205,550 for subscriptions to magazines for our salons. During fiscal 2012, $24,850 of that amount was paid to Timothy Kunin's business in connection with this relationship. After December 16, 2011, the relationship between the Waldman Group and Timothy Kunin's business was restructured and, with respect to the magazine subscriptions for our salons, the Waldman Group separated all financial and business ties with Timothy Kunin and his business. In connection with switching our business to the Waldman Group exclusively, we submitted our magazine subscription business to a competitive bidding process and dealt exclusively with the Waldman Group, excluding Timothy Kunin from involvement in the negotiation process.

  •
  Neil Finkelstein, a brother of Paul Finkelstein, our former Chairman and Chief Executive Officer, receives commissions from purchases made by the Company from Stylist Wear, Inc. We paid $106,522 to Stylist Wear, Inc. for capes and towels purchased in the ordinary course of business during fiscal 2012. Although we concluded that the cost of the capes and towels is competitive with that charged by other providers of such items, we nonetheless terminated our relationship with Stylist Wear during fiscal 2012 and no longer purchase products from them.

  •
  We have purchased from the Northwestern Mutual Life Insurance Company certain life and disability insurance policies on the lives of certain of our employees and officers. We paid aggregate premiums of $1,334,834 for these insurance policies. Michael Finkelstein, a son of Paul Finkelstein, is a registered insurance agent and received commissions of $177,913 related to these insurance policies paid for by us. As part of our review, we determined that the amounts paid for these insurance policies are competitive with amounts that would be paid for similar products from other companies.

        Pursuant to the terms of the Audit Committee Charter, the Audit Committee is required to review and approve related party transactions with our General Counsel; however, we have not adopted formal policies or procedures for this review and approval process. Accordingly, while the Audit Committee reviewed and approved each of the transactions described above, no particular policies or procedures were followed in connection with such review and approval.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth, as of August 28, 2012, the ownership of our Common Stock by each shareholder who is known by us to own beneficially more than 5% of our outstanding shares, by each director and director nominee, by each executive officer and former executive officer identified in the Summary Compensation Table, and by all current executive officers and directors as a group. Except as indicated below, t he parties listed in the table have the sole voting and investment power with respect to the shares indicated. Unless otherwise indicated, the address for each person or entity named below is c/o Regis Corporation, 7201 Metro Boulevard, Edina, Minnesota 55439.

Name of Beneficial Owner or Identity of Group	Number of Shares Beneficially Owned(1)	Percent of Class
More than 5% Shareholders:
FMR LLC(2)	8,486,943	14.7%
Birch Run Capital, LLC(3)	5,967,197	10.4%
BlackRock, Inc.(4)	5,107,644	8.9%
Dimensional Fund Advisors LP(5)	4,074,671	7.1%
Robeco Investment Management, Inc.(6)	3,849,703	6.7%
Franklin Resources, Inc.(7)	3,592,101	6.3%
Artisan Partners Holdings LP(8)	3,128,000	5.5%
Starboard Value LP(9)	3,112,462	5.4%
Current Executive Officers:
Daniel J. Hanrahan(10)	0	*
Brent A. Moen	23,556	*
Eric A. Bakken	49,697	*
Norma A. Knudsen	30,287	*
Directors and Nominees (in addition to Mr. Hanrahan, who is listed above):
Daniel G. Beltzman(3)	5,967,197	10.4%
Joseph L. ("Joel") Conner	32,426	*
James P. Fogarty	9,011	*
Michael J. Merriman	5,011	*
Jeffrey C. Smith(9)	3,112,462	5.4%
Stephen E. Watson	24,524	*
David P. Williams(11)	7,011	*
Former Executive Officers:
Paul D. Finkelstein	165,000	*
Randy L. Pearce	82,454	*
Gordon B. Nelson	31,384	*
David Bortnem	14	*
All current executive officers and directors as a group (eleven persons) (12)	9,261,182	16.0%

*
less than 1%

(1)
Includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to options exercisable within 60 days: 1,680 shares by Mr. Bakken; 2,480 shares by Mr. Pearce (exercisable through September 28, 2012,which is 90 days after Mr. Pearce's termination date); 2,593 shares by Mr. Moen; 1,680 shares by Mr. Nelson (exercisable through September 28, 2012,which is 90 days after Mr. Nelson's termination date); and 1,680 shares by Ms. Knudsen. Also includes the following shares not currently outstanding but deemed beneficially owned because of the right to acquire them pursuant to in-the-money SARs exercisable within 60 days: 65 shares by Mr. Bakken; 96 shares by Mr. Pearce (exercisable through

  September 28, 2012,which is 90 days after Mr. Pearce's termination date); 49 shares by Mr. Moen; 70 shares by Mr. Nelson (exercisable through September 28, 2012, which is 90 days after Mr. Nelson's termination date); and 65 shares by Ms. Knudsen.

(2)
Based on information in a Schedule 13G/A filed by FMR LLC on February 14, 2012. FMR LLC reported sole voting power over 0 shares, shared voting power over 0 shares, sole dispositive power over 8,486,943 shares and shared dispositive power over 0 shares. The address for FMR LLC is 82 Devonshire Street, Boston, MA 02109. Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, is the beneficial owner of all shares as a result of acting as an investment adviser to various investment companies registered under the Investment Company Act of 1940. One investment company, Fidelity Small Cap Discovery Fund, owned 2,933,497 shares, or 5.1%. Another investment company, Fidelity Small Cap Value Fund, owned 3,995,824 shares, or 7.0% Edward C. Johnson 3d, the Chairman of FMR LLC, and FMR LLC each have the sole power to dispose of the 8,486,943 of the shares.

(3)
Based on information in a Schedule 13D/A filed by Birch Run Capital, LLC on July 18, 2012 and a Form 3 filed by Mr. Beltzman on May 17, 2012, these securities are owned directly by Birch Run Capital Partners, L.P., Torch BRC, L.P. and Walnut BRC, L.P. (collectively, the "Funds"). Birch Run Capital Partners, L.P. is the record owner of 689,785 shares. Torch BRC, L.P. is the record owner of 1,778,656 shares. Walnut BRC, L.P. is the record owner of 3,498,756 shares. Birch Run Capital, LLC serves as the registered investment adviser to the Funds. Birch Run Capital GP, LLC serves as General Partner to Birch Run Capital Partners, L.P. Walnut BRC GP, LLC serves as General Partner to Walnut BRC, L.P. Torch BRC GP, LLC serves as General Partner to Torch BRC, L.P. (collectively, the "General Partners"). Mr. Beltzman and Gregory Smith are the co-Managing Members of Birch Run Capital, LLC and the General Partners. Birch Run Capital, LLC, the Funds, Mr. Beltzman, Gregory Smith and the General Partners may be deemed to share voting and dispositive power over the reported securities. Each of Birch Run Capital, LLC, Mr. Beltzman, the Funds, Gregory Smith and the General Partners disclaim beneficial ownership of any interests of the reported securities in excess of such person's or entity's respective pecuniary interest in the securities. The address for Birch Run is 1350 Broadway, Suite 2412, New York, NY 10018.

(4)
Based on information in a Schedule 13G/A filed by BlackRock, Inc. on February 10, 2012, BlackRock, Inc. reported sole voting power over 5,107,644 shares, shared voting power over 0 shares, sole dispositive power over 5,107,644 shares and shared dispositive power over 0 shares. The address for BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022. BlackRock, Inc. is a parent holding company and holds the sole power to vote or dispose of shares held by its subsidiaries BlackRock Japan Co. Limited, BlackRock Institutional Trust Company, N.A., BlackRock Fund Advisors, BlackRock Asset Management Canada Limited, BlackRock Asset Management Australia Limited, BlackRock Advisors, LLC, BlackRock (Luxembourg) S.A., and BlackRock International Ltd (collectively, the "BlackRock Subsidiaries"). None of the BlackRock Subsidiaries own more than 5% of our outstanding shares of Common Stock.

(5)
Based on information in a Schedule 13G/A filed by Dimensional Fund Advisors LP ("Dimensional") on February 14, 2012, Dimensional reported sole voting power over 3,897,897 shares, shared voting power over 0 shares, sole dispositive power over 4,074,671 shares and shared dispositive power over 0 shares. The address for Dimensional is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(6)
Based on information in a Schedule 13G/A filed by Robeco Investment Management, Inc. ("Robeco") on February 6, 2012. Robeco reported sole voting power over 1,322,911 shares, shared voting power over 0 shares, sole dispositive power over 3,849,703 shares and shared dispositive power over 0 shares. The address for Robeco is 909 Third Ave., New York, NY 10022. Robeco is the beneficial owner of all shares as a result of acting as an investment adviser.

(7)
Based on information in a Schedule 13G/A filed by Franklin Resources, Inc. ("Franklin") on February 9, 2012, Franklin reported sole voting power over 3,417,901 shares, shared voting power over 0 shares, sole dispositive power over 3,592,101 shares and shared dispositive power over 0 shares. The address for Franklin is One Parker Plaza, Ninth Floor, Fort Lee, NJ 07024-2938.

(8)
Based on information in a Schedule 13G filed by Artisan Partners Holdings LP ("Artisan Holdings") on February 7, 2012, Artisan Holdings reported sole voting power over 0 shares, shared voting power over 2,991,000 shares, sole dispositive power over 0 shares and shared dispositive power over 3,128,000 shares. The address for Artisan Holdings is 875 East Wisconsin Avenue, Suite 800, Milwaukee, WI 53202. Artisan Partners Limited Partnership ("Artisan Partners") is a registered investment adviser; Artisan Holdings is the sole limited partner of Artisan Partners; Artisan Investments GP LLC is the general partner of Artisan Holdings; ZFIC, Inc. is the sole stockholder of Artisan Corp. ("ZFIC"); and Andrew A. and Carlene M. Ziegler are the principal stockholders of ZFIC.

(9)
Based on information in a Schedule 13D/A filed by Starboard on October 31, 2012. Shares are beneficially owned directly by Starboard Value & Opportunity Master Fund Ltd. ("Starboard V&O Fund") (1,935,882 shares), Starboard Value and Opportunity S LLC ("Starboard LLC") (926,580 shares) and a certain managed account ("Starboard Value LP Account") (250,000 shares) of Starboard Value LP ("Starboard Value LP"). Starboard Value LP acts as the investment manager of Starboard V&O Fund and Starboard Value LP Account and as the manager of Starboard LLC. Starboard Value LP has sole voting and dispositive power over the shares held by the Starboard Value LP Account. Starboard Value GP LLC ("Starboard Value GP") serves as the general partner of Starboard Value LP. Starboard Principal Co GP LLC ("Principal Co") is a member of Starboard Value GP. Starboard Principal Co GP LLC ("Principal GP") serves as the general partner of Principal Co. Includes 370,380 shares underlying convertible notes owned by Starboard V&O Fund and 207,082 shares underlying convertible notes owned by Starboard LLC. Jeffrey C. Smith serves as a member of Principal GP and a member of each of the Management Committee of Starboard Value GP and the Management Committee of Principal GP. Mr. Smith expressly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. The address of the principal office of each of Starboard LLC, Starboard Value LP, Starboard Value GP, Principal Co, Principal GP and Mr. Smith, Peter A. Feld and Mark Mitchell is 599 Lexington Avenue, 19th Floor, New York, New York 10022. The address of the principal office of Starboard V&O Fund is c/o Citco Fund Services (Cayman Islands) Limited, Regatta Office Park, Windward 1, 2nd Floor, PO Box 31106, Grand Cayman KY1-1205, Cayman Islands.

(10)
On August 31, 2012, Mr. Hanrahan received certain equity awards pursuant to the terms of his employment agreement and the Company's long-term incentive program. As a result, as of August 31, 2012, he was the beneficial owner of 118,062 shares of the Company's Common Stock.

(11)
Includes 2,000 shares held in a joint brokerage account with his father.

(12)
See footnotes 1, 3, 10 and 11 for information regarding the nature of certain indirect and deemed ownership of the shares included in this amount.

 ITEM 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee has selected PricewaterhouseCoopers LLP, certified public accountants and independent registered public accounting firm, as our independent registered public accounting firm for the fiscal year ending June 30, 2013. Although not required, the Board wishes to submit the selection of PricewaterhouseCoopers LLP for shareholders' ratification at the annual meeting. If the shareholders do not so ratify, the Audit Committee will reconsider its selection.

        Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire, and are expected to be available to respond to appropriate questions.

        Upon the recommendation of the Audit Committee of the Board, the Board unanimously recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP.

Audit Fees

        Aggregate audit fees billed for professional services rendered by PricewaterhouseCoopers LLP were $2,210,000 for the year ended June 30, 2012, and $2,300,200 for the year ended June 30, 2011. Such fees were primarily for professional services rendered for the audits of our consolidated financial statements as of and for the years ended June 30, 2012 and 2011, limited reviews of our unaudited condensed consolidated interim financial statements, statutory audits of certain of our subsidiaries, and accounting consultations required to perform an audit in accordance with generally accepted auditing standards.

Audit-Related Fees

        Aggregate audit-related fees billed for professional services rendered by PricewaterhouseCoopers LLP were $527,000 for the year ended June 30, 2012 and $154,178 for the year ended June 30, 2011. The audit-related fees for the year ended June 30, 2012 were for assurance services related to the sale of our Hair Club for Men and Women business. The audit-related fees for the year ended June 30, 2011 were for assurance and related services related to employee benefit plan and advertising funds audits, discussions concerning financial accounting and reporting standards and for the exploration of strategic alternatives.

Tax Fees

        Aggregate income tax compliance and related services fees billed for professional services rendered by PricewaterhouseCoopers LLP were $331,136 for the year ended June 30, 2012 and $1,454,636 for the year ended June 30, 2011. The tax fees for the years ended June 30, 2012 and 2011 were for tax compliance, consulting and planning-related professional services.

All Other Fees

        In addition to the fees described above, aggregate fees of $1,800 were billed by PricewaterhouseCoopers LLP during the years ended June 30, 2012 and 2011, for fees related to a research tool that we access through PricewaterhouseCoopers LLP.

Audit Committee Pre-Approval Policies and Procedures

        The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP to perform auditing services for the current fiscal year ending June 30, 2013, based upon an engagement letter submitted by PricewaterhouseCoopers. In accordance with Company policy, any additional audit or non-audit services must be approved in advance. All of the professional services provided by PricewaterhouseCoopers LLP during the years ended June 30, 2012, and June 30, 2011, were approved or pre-approved in accordance with policies of our Audit Committee.

 AUDIT COMMITTEE REPORT

        The Audit Committee reports to and assists the Board in providing oversight of the financial management, independent auditors and financial reporting procedures of Regis. Each member of the Audit Committee is "independent" within the meaning of applicable NYSE listing standards. The Audit Committee has adopted a written charter describing its functions, which has been approved by the Board.

        Our management is responsible for preparing our financial statements and the overall reporting process, including our system of internal controls. Our independent auditors, PricewaterhouseCoopers LLP, are responsible for auditing the financial statements and our system of internal controls over financial reporting and expressing opinions thereon.

        In this context, the Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Committee discussed with the independent auditors matters required to be discussed by the applicable rules of the Public Company Accounting Oversight Board (PCAOB).

        In addition, the Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the PCAOB regarding the independent accountant's communications with the Committee concerning independence, and has discussed with the independent auditors the independent auditors' independence.

        The Committee discussed with our independent auditors the overall scope and plans for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, the evaluations of our internal controls, and the overall quality of our financial reporting.

        In reliance on the reviews and discussions referred to above, the Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2012, for filing with the SEC. The Committee also has recommended to the Board the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2013.

David P. Williams, Chair Daniel G. Beltzman James P. Fogarty Michael J. Merriman Stephen E. Watson Members of the Audit Committee

 ITEM 3
APPROVAL OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

        We are providing shareholders with the opportunity to vote at the annual meeting on the following advisory resolution regarding the compensation of our Named Executive Officers as described in this Proxy Statement (commonly referred to as "Say-on-Pay"):

        "RESOLVED, that the shareholders of Regis Corporation approve, on an advisory basis, the compensation paid to the Company's Named Executive Officers as disclosed in the 'Compensation Discussion and Analysis' section, and compensation tables and narrative discussion contained in the 'Executive Compensation' section in this Proxy Statement."

        Our executive compensation programs are based on our belief that attracting, retaining and motivating talented executives is critical to the maintenance of our competitive advantage in the haircare industry and to the achievement of the business goals set by the Board. Accordingly, our executive compensation programs are designed to reward executives for achievement of our pre-determined financial and business goals, while also aligning our executives' interests with those of our shareholders. We believe that we best achieve these goals by providing our executives with a mix of compensation elements that incorporate cash and equity, as well as short-term and long-term components, and that are tied to our business goals, all as described above in the Compensation Discussion and Analysis section (the "CD&A") of this Proxy Statement.

        While most of the compensation paid to our executives in fiscal 2012 reflects our prior compensation programs, as we disclosed in the CD&A, we have reviewed our programs and recently implemented significant changes in our programs that will affect our compensation program for fiscal 2013 and beyond. For fiscal 2012, the bonuses we paid reflected our performance against the financial metrics set at the beginning of the year. As a result, our executive officers received a proportionate payout under the EBITDA financial metric as our actual operational EBITDA came in between the threshold and target levels. Our executive officers received no payout under the same -store sales financial metric as failed to hit the threshold level. These payouts reflect our commitment to paying only for performance.

        For a comprehensive description of our executive compensation program, philosophy and objectives, including the specific elements of executive compensation that comprised the program in fiscal 2012, please refer to the CD&A, as well as the Summary Compensation Table and other executive compensation tables (and accompanying narrative disclosures) that follow the CD&A, beginning on page 15.

        This advisory vote will not affect any compensation already paid or awarded to our NEOs and will not be binding on the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the outcome of the vote. If there are a significant number of negative votes, the Compensation Committee will seek to understand the concerns that influenced the vote and consider them in making future executive compensation decisions.

        Upon recommendation of the Compensation Committee of the Board, the Board unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers.

PROPOSALS OF SHAREHOLDERS

        Shareholders who intend to present proposals and director nominees at the 2013 annual meeting of shareholders, and who wish to have such proposals included in our Proxy Statement for the 2013 annual meeting, must be certain that such proposals are received by our Corporate Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439, not later than May 17, 2013. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for our 2013 annual meeting.

        For any proposal that is not submitted for inclusion in our 2013 proxy statement, but is instead sought to be presented directly at the 2013 annual meeting of shareholders, we must receive notice of such proposal not later than July 27, 2013 and not earlier than June 27, 2013, provided that in the event that the date of the 2013 annual meeting is more than 30 days before or more than 70 days after the anniversary date of the 2012 annual meeting, notice by the shareholder must be delivered not earlier than the close of business on the 120th day prior to the 2013 annual meeting and not later than the close of business on the later of the 90th day prior to the 2013 annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us. Notices of intention to present proposals at our 2013 annual meeting should be addressed to our Secretary, 7201 Metro Boulevard, Edina, Minnesota 55439.

ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K

        Our Annual Report to Shareholders and Form 10-K, including financial statements for the year ended June 30, 2012, is available on our website at www.regiscorp.com. If requested, we will provide shareholders with copies of any exhibits to the Form 10-K upon the payment of a fee covering our reasonable expenses in furnishing the exhibits. Such requests should be directed to Eric A. Bakken, our Secretary, at our address stated herein.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

        Important Notice Regarding the Availability of Proxy Materials for the Shareholders Meeting to be held on October 25, 2012.

        The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.eproxyaccess.com/rgs.

GENERAL

        The Board knows of no other matter to be acted upon at the meeting. However, if any other matter is properly brought before the meeting, the shares covered by your proxy will be voted thereon in accordance with the best judgment of the persons acting under such proxy.

        Your vote is very important no matter how many shares you own.    You are urged to read this Proxy Statement carefully and, whether or not you plan to attend the annual meeting, to promptly submit a proxy by telephone or through the Internet in accordance with the voting instructions provided to you.

By Order of the Board

Eric A. Bakken Secretary
September 14, 2012

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M49324-P29993 REGIS CORPORATION 7201 METRO BOULEVARD MINNEAPOLIS, MN 55439 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. For All Withhold All For All Except For Against Abstain There are three ways to vote your Proxy: Your telephone or Internet vote authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Regis Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS Help us make a difference by eliminating paper mailings to your home or business. You can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. You can, of course, change your preference and choose to receive paper copies of these materials at any time. REGIS CORPORATION Vote on Directors The Board of Directors recommends that you vote FOR each of the following director nominees: 01) Daniel G. Beltzman 02) Joseph L. Conner 03) James P. Fogarty 04) Daniel J. Hanrahan 05) Michael J. Merriman 06) Jeffrey C. Smith 07) Stephen E. Watson 08) David P. Williams 1. Election of Directors Nominees: Vote on Proposals 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm. The Board of Directors recommends you vote FOR the following proposals: 3. Approval of an advisory vote on the compensation of our named executive officers (a "Say-on-Pay" Vote). THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH DIRECTOR NOMINEE AND FOR PROPOSALS 2 AND 3. NOTE: The proxies are authorized to vote, in their discretion, on any other matters as may properly come before the annual meeting. Where stock is registered jointly in the names of two or more persons ALL should sign. Signature(s) should correspond exactly with the name(s) as shown above. Please sign and date and return promptly in the enclosed envelope. No postage need be affi xed if mailed in the United States.

M49325-P29993 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. REGIS CORPORATION PROXY FOR ANNUAL MEETING OF SHAREHOLDERS OCTOBER 25, 2012 9:00 a.m. Regis Corporation 7201 Metro Boulevard Edina, Minnesota 55439 If you Vote by Phone or Internet, please do not mail your Proxy Card Regis Corporation 7201 Metro Boulevard, Edina, MN 55439 PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 25, 2012 The undersigned hereby appoints Daniel J. Hanrahan and Eric A. Bakken, and either of them, proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote as directed on the reverse side of this proxy card all of the shares of the Common Stock of Regis Corporation (the "Company") which the undersigned is entitled to vote at the annual meeting of shareholders of the Company to be held on October 25, 2012, and at any adjournments thereof. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as directed herein. If no direction is given, this proxy will be voted FOR each of the director nominees and each of proposals 2 and 3, and will be voted in the discretion of the proxies on any other matters as may properly come before the annual meeting and any adjournments thereof. (Continued, and TO BE COMPLETED AND SIGNED on the reverse side) proxy please detach here

QuickLinks

ANNUAL MEETING OF SHAREHOLDERS, OCTOBER 25, 2012
VOTING RIGHTS AND REQUIREMENTS
ITEM 1 ELECTION OF DIRECTORS
The Board unanimously recommends that you vote FOR the election of each of the director nominees.
CORPORATE GOVERNANCE
Corporate Governance Initiatives in Fiscal 2012
EXECUTIVE COMPENSATION Compensation Discussion and Analysis
FY12 EBITDA AND SAME-STORE SALES IMPROVEMENT GOALS AND ACHIEVEMENT
COMPENSATION COMMITTEE REPORT
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN 2012
OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END
2012 OPTION EXERCISES AND STOCK VESTED
PENSION BENEFITS IN 2012
NONQUALIFIED DEFERRED COMPENSATION FOR 2012
Potential Payments Upon Termination or Change in Control
2012 Director Compensation Table
EQUITY COMPENSATION PLAN INFORMATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
AUDIT COMMITTEE REPORT
ITEM 3 APPROVAL OF ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
PROPOSALS OF SHAREHOLDERS
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
GENERAL